Exhibit 10.9

Conformed Version

VL8 POOL INC.

As Company

-and-

GMR Neptune LLC

As Participant

POOL AGREEMENT

Relating to “Genmar Neptune (currently Hull no. 5404 at the yard of Daewoo Shipbuilding & Marine Engineering Co., Ltd.)”

INDEX

CLAUSE		PAGE

1	DEFINITIONS	1
2	PURPOSE OF THE POOL – SHARING OF REVENUES AND LIABILITIES	2
All Third Party Charters shall, to the extent possible, be for the same period as the Contract of Affreightment that is being covered		3
3	PERIOD OF THE VESSEL’S PARTICIPATION IN THE POOL	4
4	POOL VESSEL TOTAL COSTS	4
5	VESSEL’S TOTAL COSTS UPON ENTRY	6
6	TIME CHARTER PARTY	6
7	COMMERCIAL MANAGEMENT AGREEMENT/MANAGEMENT FEE	7
8	DISTRIBUTION	8
9	ACCOUNTING	9
10	WORKING CAPITAL CONTRIBUTION AND RETENTION	10
11	POOL COMMITTEE	11
12	CALCULATION OF POOL NET REVENUE/LOSS; POOL GROSS REVENUE AND POOL EXPENSES	12
13	INSURANCE	15
14	ASSIGNMENT OF EARNINGS	20
15	WITHDRAWAL/TERMINATION	20
16	NATURE OF THE AGREEMENT	22
17	CONFIDENTIALITY	23
18	TOTAL LOSS	23
19	CHOICE OF LAW AND JURISDICTION	24
20	NOTICES	24
21	ENTIRE AGREEMENT	25
22	RIGHTS OF THIRD PARTIES	25
STANDARD POOL TIME CHARTERAPPENDIX 3.2		29
[not applicable]		30

THIS POOL PARTICIPATION AGREEMENT is entered into on the 11 day of June 2015

BETWEEN

(1)                                 VL8 Pool Inc, a Marshall Island corporation having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 (“the Company”) and

(2)                                 GMR Neptune LLC, a Marshall Island corporation having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands (“the Participant”)

WHEREAS

(A)                               The Participant is the owner or disponent owner of m.t.  “Genmar Neptune”, (currently Hull no. 5404 at the yard of Daewoo Shipbuilding & Marine Engineering Co., Ltd.)” (“the Vessel”);

(B)                               The Company and the Participant have agreed that the Vessel should be entered into the pool defined below; and

(C)                               The Vessel will be entered into the Pool by way of a time charter party between the Company and the Participant.

IT IS HEREBY AGREED as follows:

1                                                DEFINITIONS

1.1                                      In this Agreement the following terms shall have the following meanings:

“Affiliate” :  in respect of any person, means a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Holding Company” :  in relation to any person, means any other person, company or corporation in respect of which it is a Subsidiary.

“Pool” :  the Pool of VLCC tankers operated by the Company.

“Pool Committee”  :  the committee described in Clause 11.

“Pool Participants” :  all entities having entered into Pool Participation Agreements with the Company.

“Pool Vessels” :  vessels entered and delivered into the Pool by Pool Participants.

“Quarter Date” :  each of 1st January, 1st April, 1st July and 1st October of any year.

“Sanctioned Person” :  any person, being an individual, corporation, company, association or government, who is listed as being subject to a sanction, regulation, official embargo or on any ‘Specially Designated Nationals List’ or ‘Blocked Persons’ lists’, or any equivalent lists maintained and imposed by the United Nations, European Union, Her Majesty’s Treasury in the United Kingdom or the United States Department of Treasury’s Office of Foreign Assets Control.

“Subsidiary” :  of a person means any other person:

(a)                          directly or indirectly controlled by such person; or

(b)                          of whose dividends or distributions on ordinary voting share capital such person is entitled to receive more than 50 per cent.

“Technical Committee” :  the committee described in Clause 4.

“Time Charter Party” :  the time charter party described in Clause 6.

“Third Party” :  a party which is neither a direct or indirect affiliate or subsidiary of or otherwise associated with the Participant.

2                                                PURPOSE OF THE POOL — SHARING OF REVENUES AND LIABILITIES

2.1                                      The main objective of the Pool is to enter into arrangements for the commercial employment and operation of the Pool Vessels, arranged by the Company, so as to secure for the Pool Participants the highest earnings per Pool Vessel on the basis of pooling the revenue of the Pool Vessels and dividing it between the Pool Participants on the terms hereof.

2.2                                      The Company shall in its own name (as disponent owner) enter into contracts for the employment of the Pool Vessels.  The Company shall have authority, as Time Charter Party owners, to negotiate and conclude spot charters, consecutive voyage charters, contracts of affreightment and time charters for performance by the Pool Vessels provided that the maximum possible period for such contracts shall not exceed seven (7) months.

2.3                                      All revenues earned from the operation of the Pool Vessels shall, after deduction of all costs involved in the operation of the Pool, be shared between the Pool Participants. The Company accordingly shall not participate in the financial result of the Pool’s activities but only serve as a vehicle for entering into contracts and for the marketing of the Pool.

2.4                                      The Pool shall operate as a profit unit, separately from any other activities of the Company.

2.5                                      The Company shall be entitled to enter into charters, as charterers, with third party owners or disponent owners (“Third Party Charters”), for the purpose of chartering in vessels from such third party owners or disponent owners (“Third Party Vessels”)  in order to perform any contract of affreightment time charter trips entered into by the Company pursuant to the provisions of clause 2.2 hereof (“Contracts of Affreightment”) and which cannot be performed (whether in whole or in part) by any of the existing Pool Vessels.

All Third Party Charters shall, to the extent possible, be for the same period as the Contract of Affreightment that is being covered.

3                                                PERIOD OF THE VESSEL’S PARTICIPATION IN THE POOL

3.1                                      The Vessel shall, subject to Clause 15 hereof, be placed at the disposal of the Company for a minimum period of twelve (12) months.

4                                                POOL VESSEL TOTAL COSTS

4.1                                      The Pool revenues shall be shared according to a distribution key based on the Pool’s total cost allocated to each Pool Vessel (“Total Costs”). The Total Costs allocated to the Vessel shall, as correctly as possible, reflect the relative operating costs of the Vessel compared with the other Pool Vessels.

4.2                                      The basis for the calculation of Total Costs is set out in Appendix 1. At the start of each year during January, the Company shall submit to the Pool Committee for its approval a proposal for the revised basis of calculations for the ensuing year commencing on 1 January (the “Annual Calculation Review”). Upon such approval by the Pool Committee, the Company will calculate or, as the case may be, recalculate Total Costs for each Pool Vessel in accordance with the revised principles of calculation which shall take effect for the whole calendar year from 1 January. The approved revised principles of calculation resulting from the Annual Calculation Review shall take effect as the new Appendix 1 to this Agreement with effect from 1 January of the relevant year, replacing the previous year’s version of Appendix 1.

4.3                                      The Vessel shall initially be allocated the Total Costs stated in 5.1 below (the “Initial Total Costs”). The Vessel’s performance shall be reviewed by the Technical Committee on the third Quarter Date occurring after the date the Vessel has entered into the Pool (the “Delivery Date”) or, in the event that there is insufficient data on such third Quarter Date, on the fourth Quarter Date occurring after the Delivery Date (the “Initial Performance Review”). The Initial Performance Review will be based on the actual speed and consumption data of the Vessel received since the Delivery Date and the Initial Total Costs will be revised to take into account the results of such review. The results of the Initial Performance Review shall be circulated to the Participant before, and apply on and from, the first Quarter Date falling after the Initial Performance

Review date. The new Total Costs determined from the Initial Performance Review shall apply:

(a)                          retrospectively from the Delivery Date up to (but not including) the third Quarter Date occurring after the Delivery Date as definitive performance-based Total Costs; and

(b)                          provisionally from the third Quarter Date occurring after the Delivery Date for the next three quarter periods until the results of the first Periodic Performance Review (as described in clause 4.4 below) are determined and circulated to the Participant. For the avoidance of doubt, the application of the results of the Initial Performance Review under this sub-paragraph (b) will involve a retrospective Total Costs adjustment to the first (or in some cases, the first two) of the above three quarter periods, and the Participant’s entitlement to distributions for the above periods following the Initial Performance Review shall be adjusted accordingly. If this Agreement is terminated prior to the Initial Performance Review, the Vessel’s performance shall be reviewed by the Technical Committee based on the Vessel’s performance data received since the Delivery Date and the Initial Total Costs will be revised to take into account the results of such review (the “Termination Performance Review”). The new Total Costs, determined from the Termination Performance Review, shall apply retrospectively from the Delivery Date up to the date of termination of this Agreement as definitive performance-based Total Costs and the Participant’s entitlement to distributions for such period shall be adjusted accordingly.

4.4                                      Further on-going performance reviews of the Vessel based on the Vessel’s actual speed and consumption data shall be conducted on the fifth Quarter Date following the Delivery Date and on every second Quarter Date thereafter (each a “Periodical Performance Review”). Each Periodical Performance Review shall be based on the Vessel’s performance data from the previous twelve (12) months and following such review, the Vessel’s Total Costs shall be revised to take into account the results of such review. The results of each Periodical Performance Review shall be circulated to the Participant before, and apply on and from, the first Quarter Date falling after such Periodical Performance Review date. The new Vessel’s Total Costs determined from each Periodical Performance Review shall apply:

(a)                          retrospectively for the two quarter periods ending on (but not including) the relevant Periodical Performance Review date as definitive performance-based Total Costs; and

(b)                          provisionally for the next three quarter periods following such Periodical Performance Review date until the results of the next Periodic Performance Review are determined and circulated to the Participant. For the avoidance of doubt, the application of the results of such Periodical Performance Review under this sub-paragraph (b) will involve a retrospective Total Costs adjustment to the first of the above three quarter periods, and the Participant’s entitlement to distributions for the above periods following each Periodical Performance Review shall be adjusted accordingly.

4.5                                      The Technical Committee shall consist of one member nominated by the Manager and one member elected by the Company every year.

5                                                VESSEL’S TOTAL COSTS UPON ENTRY

5.1                                      At the time that the Vessel enters into the Pool, the Total Costs that shall be allocated to the Vessel shall be US$ 24,758.

6                                                TIME CHARTER PARTY

6.1                                      The Participant/the Vessel shall at any and all times during the term of this Agreement comply with the conditions, terms and warranties expressed or implied in this Agreement and in the Time Charter Party which shall be deemed to be an integral part of this Agreement.  The terms of the main Pool Participation Agreement shall prevail if a conflict should arise in the interpretation of the terms of the main Pool Participation Agreement and the terms of the Time Charter Party.

6.2                                      When a Participant enters a Vessel into the Pool where the Participant is the owner or the bareboat charterer of the Vessel then the time charter party between the Company and the Participant shall be in the form attached hereto at Appendix 3.1.

6.3                                      When a Participant enters a Vessel in the Pool where the Participant has the Vessel on time charter then the time charter party between the Company and the Participant shall be on back-to-back terms with the terms of the time charter between the Participant and the Vessel’s owners or disponent owners subject always to the cover page of Appendix 3.2.

6.4                                      The charter party entered into between the Company and the Participant, whether pursuant to clause 6.2 or clause 6.3 above, shall be the Time Charter Party.  In the event that the Time Charter Party departs from the standard time charter terms of the Pool (attached hereto as Appendix 3.1) and such variations, in the opinion of the Pool Committee, have an effect on the earning potential of the Vessel, then such difference shall be reflected in the Total Costs allocated to the Vessel.

6.5                                      Where the Participant is not the head owner of the Vessel, the Participant is obliged to notify the Company in advance and as soon as practicable of any planned change of Vessel ownership or technical management further up the charter chain for the Vessel. For the avoidance of doubt, any such change of Vessel ownership or technical management shall not affect any of the terms of this Agreement, including the Time Charter Party.

6.6                                      All time under the Time Charter Party shall be recorded in GMT.

7                                                COMMERCIAL MANAGEMENT AGREEMENT/MANAGEMENT FEE

7.1                                      The Company has entered into a Commercial Management Agreement with VL8 Management Inc. (“the Manager”).  The Commercial Management Agreement is

annexed hereto as Appendix 2.  The Company shall pay a management fee to the Manager (“the Management Fee”) in consideration of the services rendered by the Manager under the Commercial Management Agreement and an administration fee to the Manager (“the Administration Fee”).

7.2                                      The Management Fee shall be a one point two five (1.25) percent commission on all income received under all contracts (voyage charters, consecutive voyage charters, contracts of affreightment and time charters) entered into for the account of the Company in relation to the Vessel (apart from the time charters which form part of the Pool Participation Agreement).  The commission shall be calculated by reference to and upon all hire, freight, deadfreight and demurrage collected on such transactions.

7.3                                      The Administration fee shall be three hundred and twenty five dollars ($325) per day during the term of this Agreement in relation to the Vessel and the Administration Fee shall be payable on a monthly basis in arrears at the end of the first week of each month.

8                                                DISTRIBUTION

8.1                                      The Company shall invoice and collect all hire, freight, demurrage and other revenues due as a result of the Pool activities.  The Company will, on behalf of the Pool, pay all expenses payable by it as the Charterer under the Time Charter Party and pay the Management Fee and Administration Fee.  The resulting Net Pool Revenue (as determined in accordance with Clause 12) shall be distributed as time charter hire to each Participant in accordance with the Total Costs of the individual Pool Vessels, adjusted for any off-hire, in accordance with the terms of this Agreement.

8.2                                      Distribution of time charter hire shall be made on a provisional basis, calculated on the basis outlined in Clause 12 hereof within the first week of each month. The provisional distribution to be based on the period up to the end of the previous month. The Participant’s entitlement to receive such provisional hire shall always be subject to the cash flow requirements of the Company.

8.3                                      The Company shall every quarter furnish the Participant with a provisional report on the financial result of the operation of the Pool for the preceding quarter and the Vessel’s earnings shall be adjusted taking into account the provisional monthly hire payments and the Vessel’s actual operating days in the Pool.

8.4                                      Further, the Company shall, not later than six (6) months after the end of its financial year (31 March) present to the Participant audited final accounts for the preceding financial year.

8.5                                      In the event that there is a breach by the Participant of its obligations under this Agreement (including the Time Charter Party), the Company has the right to set off an amount equal to the damages that the Company has incurred as a result of such breach against the distributions payable by the Company under clauses 8.1 and 8.2 or any working capital that is repayable by the Company under clause 10.

9                                                ACCOUNTING

9.1                                      The Manager shall keep such records and accounts as shall be necessary or appropriate for the proper operation of the Pool, including such accounts as shall be necessary for the calculation of distributions.

9.2                                      The Manager shall maintain systems of internal controls designed to provide reasonable assurance that transactions are properly executed sufficient to meet the requirements of an independent audit performed in accordance with International Auditing Standards.

9.3                                      The Manager shall no later than the 30th day following the end of each quarter, prepare and distribute to each Pool Participant unaudited accounts for the Pool (the “Pool Accounts”) and for each Pool Vessel for the period from 1 April to the end of the relevant quarter.  These quarterly, unaudited Pool Accounts shall include aggregate quarterly accounts with separate calculations made for each quarter.

9.4                                      The quarterly Pool Accounts must show:

(a)                          Net Pool Revenue and the total distributions made to Pool Participants to date;

(b)                          Time charter equivalent income for all voyages and charters performed by each Pool Vessel;

(c)                           The balance on the Company Bank Account and an appropriate reconciliation statement;

(d)                          Outstanding freight/demurrage due in respect of contracts performed by Pool Vessels;

(e)                           Off hire days for each Pool Vessel monthly and year to date;

9.5                                      The Pool Accounts will be maintained in United States Dollars

9.6                                      Messrs Moore Stephens or other major international accounting firm, on an annual basis, will audit the Pool’s books, including distributions.  Audited reports will be distributed to all Pool Participants.  All Pool records are available for review by each Pool Participant at the offices of the Manager.

9.7                                      At the request of the Participant the Company shall make available to an auditor nominated by the Participant all accounts and supporting documents required to verify the correct distribution of revenues to the Participant

10                                         WORKING CAPITAL CONTRIBUTION AND RETENTION

10.1                               The Participant shall, upon delivery of the Vessel under the Time Charter Party deposit in the Company’s account a working capital for the Vessel.  The working capital shall be determined by the Company and shall be $1,500,000, being the equivalent of the market value of forty-five (45) days of average bunker consumption for the Vessel together with the estimated costs and disbursements associated with three (3) port calls. Where there are bunkers on board the Vessel on delivery of the Vessel by the Participant to the Company, the value of the bunkers (based on last prices paid by the Participant on a first-in, first-out basis as evidenced by supporting invoices and bunker delivery receipts) shall be set-off against the working capital to be paid by the Participant to the Company.

Such working capital shall be repaid to the Participant after the termination of the Vessel’s participation in the Pool.  An amount sufficient to cover possible reduced distribution to the Participant following adjustments of the provisional distribution of time charter hire shall nevertheless be withheld until final accounts are available. Where there are bunkers on board the Vessel on redelivery of the Vessel by the Company to the Participant, the value of the bunkers (based on last prices paid by the Company on a first-in, first-out basis as evidenced by supporting invoices and bunker delivery receipts) shall be set-off against the working capital to be repaid by the Company to the Participant.

10.2                               In the event that the cashflow position of the Company, as determined by the Manager and the Pool Committee, is insufficient to allow the Company to perform its commercial commitments, then the Pool Committee shall be entitled to recommend a further contribution to the working capital of the Company.  The Participant shall contribute such further contribution to the Company within ten (10) days of receipt of the Pool Committee’s written recommendation, which contribution shall be refunded as soon as the Company’s financial resources permit as determined by the Manager.

11                                         POOL COMMITTEE

11.1                               The Pool Committee shall consist of one (1) representative for each Pool Participant, two (2) representatives appointed by the Company and two (2) representatives of the Manager.  The two (2) representatives of the Manager shall not have the right to vote.

11.2                               Each voting Pool Participant shall have a number of votes corresponding to the number of Pool Vessels controlled by such Pool Participant.

11.3                               Members of the Pool Committee are elected for a one (1) year period.  If a member of the Pool Committee is a representative of a Pool Participant who no longer has a Pool

Vessel in the Pool, such member shall automatically cease to be a member of the Pool Committee.

11.4                               The Pool Committee shall have the authority to make decisions in respect of the following matters as well as in respect of other matters put before by the Company:

(a)                          approval of the basis for the calculation of Total Costs;

(b)                          require further contributions to the working capital of the Company in accordance with Clause 10.2;

11.5                               The Pool Committee shall meet at least once a year.  The Pool Committee meeting can take place by teleconference as well as by physical meetings.  Representatives to the Pool Committee shall be entitled to participate through proxies.

11.6                               All decisions requiring the approval of the Pool Committee shall be taken on the basis of a simple majority of votes casted (excluding abstentions).

12                                         CALCULATION OF POOL NET REVENUE/LOSS; POOL GROSS REVENUE AND POOL EXPENSES

12.1                               The Net Pool Revenue shall be equal to the Gross Pool Revenue (as detailed in Clause 12.2) less the Pool Expenses (as detailed in Clause 12.3) and subject to the adjustments described in Clause 12.4.

12.2                               The Gross Pool Revenues consist of:

(a)                          each Pool Vessel’s total voyage income (including without limitation freight, deadfreight and demurrage);

(b)                          all freight, deadfreight, demurrage, charter hire or any other amount received for the Pool Vessels fixed on charters and any loss of hire insurance proceeds paid in respect of any of the Pool Vessels;

(c)                           all freight, deadfreight, demurrage, charter hire or any other amount received by the Company in respect of Third Party Vessels;

(d)                          currency exchange gains;

(e)                           interest earned on funds held in the Company’s bank accounts or otherwise arising from the commercial operation of the Pool Vessels;

(f)                            any damages or other amounts received in settlement of any claims relating to performance of any contracts of employment by Pool Vessels or vessels chartered in;

(g)                           any voyage expenses related rebates;

(h)                          any savings or rebates;

(i)                              Pool’s share of any salvage money.

12.3                               The Pool Expenses consist of:

(a)                          each Pool Vessel’s total voyage expenses, including, without limitation, agents, tugs, port expenses, wharfage, bunker, canal fees, voyage related COFR expenses, additional war risk premium etc;

(b)                          all freight, deadfreight, demurrage, charter hire or any other amount paid by the Company under or in respect of Third Party Charters;

(c)                           all commissions or brokerage payable in respect of all fixtures, charter parties and contracts of affreightment concluded on behalf of the Company;

(d)                          all legal fees and any other out of pocket expenses whatsoever incurred by the Pool, the Company and the Manager in connection with the commercial operation and management of the Pool;

(e)                           all fees, costs and expenses whatsoever incurred by the Pool and/or the Company, and/or by the Manager on behalf of the Pool and/or the Company, including, but not limited to, fees and expenses of independent consultants, professional advisors and representatives, supercargo, port captains, surveyors, superintendents or other specialists, whom the Manager may deem desirable to be employed from time to time in connection with the commercial operation of the Pool;

(f)                            any insurance premium payable by the Company in accordance with the provisions of Clause 13;

(g)                           all payments made by the Company pursuant to Clause 13.4 hereof;

(h)                          provisions for contingencies in respect of any amount in dispute and/or doubtful in recovery;

(i)                              any other expenses and charges whatsoever incurred by the Company and the Manager or in respect of any Pool Vessel or any chartered-in vessel for the Pool’s purposes directly and indirectly to the management, administration and operation of the Pool;

(j)                             external auditor’s fees for review of the Company Accounts as provided in his Agreement;

(k)                          remuneration payable to the Manager pursuant to Clause 7;

(l)                              currency exchange losses;

(m)                      interest and bank charges/commissions payable on the Company’s bank accounts.

12.4                               The Net Pool Revenues shall be adjusted by the Company to take account of, or make provisions for, the following:

(a)                          results of voyages in progress;

(b)                          amounts of voyage revenues earned by the Pool Vessels but not yet received;

(c)                           apportionment of prepaid expenses not included in the voyages expenses as detailed hereof and of expenses paid after the relevant accounting period and attributable in whole or in part to such accounting period;

(d)                          retention to cover claims in progress;

(e)                           adequate provisions for any outstanding or contingent liability or obligation that would be considered (when accrued) as a Pool Expense.

12.5                               Any and all taxes and dues on the vessel and on payments to the Participant under this Agreement are to be for the Participant’s account and settled directly by it, save for taxes and dues which are solely in the nature of voyage expenses.

12.6                               The Company shall not make any additional payments to the Participant under this Agreement in relation to communication, victualling and entertainment expenses, over and above the distributions payable under Clause 8.

13                                         INSURANCE

13.1                               The Participant shall maintain P&I cover for the Vessel insured in a manner acceptable to the Company.

13.2                               The Company will take out legal defence cover with a defence club acceptable to the Pool Committee.

13.3                               The Company shall take out P&I charterer’s liability insurance and such other insurances as it may from time to time consider to be appropriate.

13.4                               In the event that the Vessel is required to transit through areas within the Gulf of Aden or the Indian Ocean which are covered by the current Joint War Committee listings (together, the “IOR Risk Areas”) or the Vessel is required to call areas within the Gulf of Guinea in West Africa which are covered by the current Joint War Committee listings (the “WAF Risk Areas” and together with the IOR Risk Areas, the “Risk Areas”) the following provisions shall apply:

(a)                          subject to clause 13.4(j), all Pool Vessels transiting the Gulf of Aden will transit under the first available naval convoy. Vessels remain on hire during waiting time;

(b)                          subject to clause 13.4(j), in case the Participant requires the Vessel to transit the Gulf of Aden under a specific naval-led convoy, the Vessel will remain on-hire for a maximum of 24 hours waiting time.  Thereafter all waiting time to be off-hire and bunkers consumed during such time to be for Participants’ account;

(c)                           the Company will arrange for insurance cover for KnR (kidnap and ransom) on behalf of the Participant with a cap of USD 8 million for each transit undertaken by the Vessel through the IOR Risk Areas.  Any additional KnR cover required by the Participant shall be arranged by the Participant, at its cost;

(d)                          the Company will arrange for insurance cover for loss of hire on behalf of the Participant for each transit undertaken by the Vessel through the Risk Areas for a maximum ninety (90) day period at a daily rate equal to the average Pool return for the previous calendar month. Any additional loss of hire cover required by the Participant shall be arranged by the Participant, at its cost;

(e)                           crew bonuses are reimbursable and will be paid by the Company up to 100% of the crew’s basic wages, per transit for the full crew (including officers), in line with the IBF MOA/ ITF Agreements, for a period limited to the number of days of transit through the IBF High Risk Area and if applicable, the IBF Extended Risk Zone.  Any additional crew bonus paid ex-gratia by the Participant in respect of Risk Areas transits shall be for the Participant’s account;

(f)                            the Participant shall take out the Additional war risk cover for the Vessel, and provide necessary invoices and proof of payment to the Company for reimbursement by the Company to the Participant. The Participant shall procure discounts from their war risk underwriters for the fact that kidnap and ransom and loss of hire insurance have been taken out separately and if applicable, to take into account the presence of armed or unarmed guards on board the Vessel and other Vessel hardening measures undertaken for the Risk Area transit;

(g)                           the Company shall reimburse the Participant towards all or part of the cost of various anti-piracy vessel hardening materials (being razor wire, personal protection equipment, anti-blast film and sandbags) to be acquired by the Participant and utilised on the Vessel during the Risk Area transit, up to a limit of US$3,500, subject to the Participant providing necessary invoices and proof of payment. Specifically in respect of razor wires and sandbags only which are subject to wear and tear (“Qualifying Hardening Materials”), the Company shall reimburse the replacement of such items up to the monetary limit advised above in the following circumstances and under the following conditions:

(i)                                     after one hundred and eighty (180) days following the last reimbursement of such Qualifying Hardening Materials (the “180 Day Period”) under this clause, in the event the Vessel has undertaken three or more transits through the Risk Area during such 180 Day Period; or

(ii)                                  prior to the Vessel undertaking a fourth transit through the Risk Area within a 180 Day Period; or

(iii)                               prior to the Vessel undertaking a transit through the Risk Area where more than 180 days has passed since a transit through the Risk Area was undertaken by the Vessel using the Qualifying Hardening Materials currently on board the Vessel.

In all the above cases the Company is not obliged to reimburse the cost of such Qualifying Hardening Materials where the Participant has tendered a withdrawal notice at that time under clause 15. The Participant is required to notify the Company of its request for reimbursement under this paragraph reasonably in advance before a transit through the Risk Area.

(h)                          the Participant shall have the option of taking armed guards on the Vessel for Risk Area transits, subject to the conditions set out in clauses 13.4(i) and 13.4(j). If the Participant so wishes to take armed guards, the Company will arrange for the appointment of and pay for the cost of the armed guards on behalf of the Participant as long as such armed guards are ISO 28007 certified by one of the UKAS registered certifying bodies. In the case that the Participant insists on using a different armed guards service from that of the Company’s preferred provider, then the Company agrees to reimburse the cost of the armed guards but such reimbursement shall be limited to the price that could have been obtained from using the Company’s preferred armed guards service provider and provided that such armed guards are ISO 28007 certified by one of the UKAS registered certifying bodies. The reimbursement of the cost of the Participant’s own armed guards is subject to the Participant providing the necessary invoices and proof of payment. The procurement of armed guards is subject to local laws and regulations and the availability of armed guard service providers in such areas;

(i)                              all waiting time and deviation for picking up and dropping off armed guards shall be for the account of the Company provided that the Company receives approval from the Participant for the use of the Company’s preferred armed guards service provider or confirmation of appointment of the Participant’s own choice of other armed guards service provider promptly and in a timely manner so as not to cause delay to the Vessel’s itinerary;

(j)                             the conditions for armed guards being taken on the Vessel for a Risk Area transit, are that:

(i)                                     if transiting the Gulf of Aden, the Vessel shall not wait for any naval convoy and shall proceed directly or transit with the first available MSCHOA grouped transit or naval convoy, whichever is earlier;

(ii)                                  the Vessel shall adopt a direct route through the Risk Areas, but always keeping a minimum distance of 300 nautical miles away from the East Somalian coast; and

(iii)                               it is agreed that no armed guards are required to be taken on board the vessel for any transits going from the southern tip of India to the Arabian Gulf (or vice versa) which hug the Western Indian, Pakistani and Gulf of Oman coastlines.

Any waiting time or deviation in contravention of the conditions for the taking of armed guards set out in this paragraph (j) shall be off-hire and for the Participant’s account;

(k)                          it is further agreed that the Participant / Vessel will follow and implement the latest edition of BMP when in or transiting the Risk Areas;

(l)                              other than as set out in the above paragraphs of this clause 13.4, the Company will not cover for any other security or additional insurance measures adopted by the Participants; and

(m)                      the above provisions of this clause 13.4 are based on the current situation in the Gulf of Aden, the Indian Ocean and the Gulf of Guinea, and this will be subject to review as and when the situation changes.

13.5                               If the Vessel is seized by pirates and the Vessel remains detained after ninety (90) days,  the Vessel shall be off-hired under this Agreement from the ninety-first (91st) day after the seizure and subject to clause 15.2, shall be put on-hire again once the Vessel is released and is made available to the Company in the same position as when the Vessel was seized.

13.6                               If additional war risk premium and crew bonus is paid out by the Participant in connection with an employment contract undertaken by the Vessel then subject to the other terms of this Agreement and the Time Charter Party, the Company will reimburse the Participant for the additional war risk premium and crew bonus at the next due pool distribution date, provided all relevant requirements in the Time Charter Party have been complied with and all relevant invoices and other requested documents have been submitted in good time by the Participant. However such reimbursement shall be done on the basis that the Company reserves its rights to reverse the reimbursement should the costs of the additional war risk premium and crew bonus be disputed and/or rejected by the sub-charterers under the relevant employment contract pursuant to which such costs were incurred.

13.7                               Should any dispute arise as to the quality of the bunkers supplied under the Time Charter Party (such to be time-barred unless notified by the Participant to the Company within 15 days of supply) then the Participant and the Company are to agree to a joint re-analysis of a representative sample, which has been witnessed and signed by the bunkering ship or barge representative, at a laboratory acceptable to the Participant and the Company. The sample for testing shall be the sample which has its seal number endorsed on the Bunker Delivery Receipt. The result of this analysis will be final and binding on all parties. The Participant will arrange to have the delivered fuel tested by an internationally recognized fuel testing laboratory such as DNV or similar.

14                                         ASSIGNMENT OF EARNINGS

14.1                               The earnings of the Pool may not be assigned by the Participant. The Participant may only assign the earnings distributed by the Pool pertaining to the Vessel.

15                                         WITHDRAWAL/TERMINATION

15.1                               The Vessel shall remain in the Pool for a minimum period of twelve (12) months from the date of delivery under the Time Charter Party subject only to the terms of this Clause.  The Participant and the Company shall be entitled to withdraw the Vessel from the Pool and terminate this Agreement by giving ninety (90) days’ notice, plus or minus thirty (30) days in the Company’s option, in writing to the other at any time after the expiry of the initial nine (9) month period that the Vessel is in the Pool provided always that the Participant shall not be entitled to withdraw the Vessel from the Pool and terminate this Agreement until any contract entered into by the Company in respect of the Vessel (other than the Time Charter Party) has been fulfilled.  In such circumstances the termination notice shall take effect as expiring upon fulfilment of such contractual obligations.

15.2                               The Company may terminate this Agreement and the Vessel’s participation in the Pool with immediate effect by notice in writing to the Participant if any one of the following situations has arisen:

(a)                          the Vessel has been off-hire for periods totalling more than thirty (30) days over the last six (6) months;

(b)                          the Vessel’s or Participant’s performance of its tasks under the contract for which it has been used or its application or non-application of standard industry practices is, in the reasonable opinion of the Company, below the standard required (i) to maintain the reputation of the Pool/Company or (ii) to enable the Company to perform the contractual obligations towards the customers of the Pool/Company and to do so in an adequate and economic manner;

(c)                           the Vessel is, in the reasonable opinion of the Company, commercially untradeable to a significant proportion of the oil major company customers of the Pool/Company for any reason;

(d)                          the Participant is in breach with respect to its obligations under this Agreement (including the terms of the Time Charter Party) and the breach is of a nature which, in the reasonable opinion of the Company, warrants a cancellation of this Agreement;

(e)                           the Participant is insolvent and/or is subject to debt negotiations, bankruptcy and/or similar proceedings and/or is unable to or admits its inability to pay its debts as they fall due;

(f)                            except where clause 13.4 applies, the Vessel is captured, arrested, detained or confiscated and the Participant has not, within a period of fifteen (15) days in receipt of notification in writing from the Company thereof, remedied such situation;

(g)                           if the Participant or any of its Affiliates becomes a Sanctioned Person during the course of this Agreement; and

(h)                          if the Vessel is no longer controlled (whether by way of ownership or charter) by the Participant.

15.3                               Any termination of this Agreement and withdrawal of the Vessel from the Time Charter Party shall be without prejudice to any and all rights and obligations of the parties hereto attributable to such termination or withdrawal or to any event, circumstance or period, prior to the effective date of such termination or withdrawal or to any rights and obligations which survive such termination or withdrawal in accordance with this Agreement.

16                                         NATURE OF THE AGREEMENT

16.1                               This Agreement shall not constitute or give rise to any partnership between the Participant and the Company or other Pool Participants.   The Participant shall under no circumstances be responsible for the debt of any other Pool Participant nor (except as specifically provided for in this Agreement) for the debt of the Company.

16.2                               The Participant shall have no rights in respect of goodwill or other tangible or intangible assets of the Company apart from what is specifically stipulated in this Agreement.

17                                         CONFIDENTIALITY

17.1                               This Agreement including all terms, details, conditions, and period is to be kept private and confidential and beyond the reach of any third party, with the exception that details of the same (and, where so required, copies of this Agreement) may be disclosed where such disclosure is:

(a)                                 required to allow a Disclosure Party to report its financial performance to its shareholders and/or (for the purposes of assessing the assets and income of such persons) to any present investors or, on a confidential basis, any prospective investors or lenders to any of such persons;

(b)                                 required to allow a Disclosure Party to make disclosures on a confidential basis to present or prospective investors in or lenders to any such entity (or their respective advisers) or in connection with any merger, acquisition, disposal or divestment or the financing of any of the same or any holding in any such entity;

(c)                                  required to allow or in contemplation of the initial public offering or any private placement or any further issue or offering of securities (including for the avoidance of doubt in connection with any merger, acquisition, disposal or divestment and whether or not the same are to be publicly traded) in a Disclosure Party, including for the avoidance of doubt, filing any registration statements or other documentation with the Securities and Exchange Commission or any other regulatory authorities for such purposes;

(d)                                 disclosed to the directors, board observers, employees, officers, agents, professional advisers, insurers, auditors or bankers of any party to the extent necessary or reasonable for such persons to obtain the same for the purpose of discharging their responsibilities and provided, in relation to board observers, agents, insurers, bankers or professional advisers which are not covered by professional duties of confidentiality, such persons are obliged to keep the applicable information confidential and the disclosing party shall be responsible for, and liable to, the other party for any breach of the confidentiality restrictions in this letter by such persons;

(e)                                  disclosed to vest the full benefit of or to enforce any rights conferred by this Agreement on any party to the same or in connection with any legal proceedings arising out of or in connection with it; or

(f)                                   required to be disclosed (whether or not such requirement has the force of law) to a court or other authority of competent jurisdiction or taxation authority, governmental, official or regulatory or supervisory body or authority or to inspectors or others authorised by such a body or authority or as otherwise required by the law of any relevant jurisdiction or to any relevant securities exchange or as otherwise required by the law of any relevant jurisdiction.

Save as specified otherwise above, the terms and conditions of this Agreement are for the sole use of the parties to this Agreement and are not to be copied or used for any other purpose without the express written consent of the Pool.

17.2                               The Participant understands that information contained in reports and commentaries provided by the Company to the Participant in connection with this Agreement (whether these are the reports provided under Clause 8.3 of the Participation Agreement or otherwise) (the “Reports”) may include material non-public information pertaining to other Pool Participants that have publicly traded securities and a significant proportion of their vessels participating in the Pool or other Navig8 Group pools. The Participant hereby confirms that (i) it is aware that it may be subject to insider trading rules and regulations by virtue of the receipt of information contained in the Reports and (ii) that it is responsible for obtaining its own legal advice on any such matters relating to insider trading rules and regulations and receipt of material non-public information.”

18                                         TOTAL LOSS

18.1                               In the event of a total loss or constructive total loss of the Vessel, the Vessel’s participation in the Pool shall be deemed to be terminated at noon on the day of her loss or, should the Vessel be missing, at noon on the day on which she was last heard of.

19                                         CHOICE OF LAW AND JURISDICTION

19.1                               This Agreement is governed by and shall be interpreted in accordance with English law.

19.2                               All disputes arising under or in connection with this Agreement shall be referred to arbitration in London.  The arbitration shall be conducted in accordance with one of the following London Maritime Arbitrators’ Association (“LMAA”) Rules:

(a)                          where the amount claimed by the claimants is less than United States Dollars Fifty thousand (US$50,000), excluding interest, the reference shall be to a sole arbitrator and the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure;

(b)                          in any case where the LMAA procedures referred to above do not apply, the reference shall be to three arbitrators (one to be appointed by each of the parties and the third by the arbitrators so chosen) in accordance with the LMAA terms in force at the relevant time.

19.3                               In respect of clause 19.2(b), if either of the appointed arbitrators refuses to act or is incapable of acting, the party who appointed him shall appoint a new arbitrator in his place. If one party fails to appoint an arbitrator, whether originally or by substitution for two weeks after the other party, having appointed his arbitrator, has (by email, fax or letter) called upon the defaulting party to make the appointment, the President for the time being of the London Maritime Arbitrators’ Association shall, upon application of the other party, appoint an arbitrator on behalf of the defaulting party and that arbitrator shall have the like powers to act in the reference and make an award (and, if the case so requires, the like duty in relation to the appointment of a third arbitrator) as if he had appointed in accordance with the terms of this Agreement.

20                                         NOTICES

20.1                               Notices or other communications under or with respect to this Agreement shall be in writing and shall be delivered personally or shall be sent by mail, telefax or email to the parties at their respective addresses set forth below or to such other address as to which notice is given:

To the Participant:

GMR Neptune LLC

Trust Company Complex, Ajeltake Road,

Ajeltake Island, Majuro, Marshall Islands

Attn to: Sean Bradley

Telefax: +1 212 763 5603

Email: chartering@gener8mgmt.com

To the Company:

VL8 Pool Inc.

Trust Company Complex, Ajeltake Road,

Ajeltake Island, Majuro, Marshall Islands MH 96960

Attn to: Jason Klopfer

Telefax: +44 (0)20 7467 5867

Email: notices@navig8group.com

Pool withdrawal notices should also be emailed to: ops@navig8group.com

Notice shall be deemed given upon sending except for notice by mail which shall be deemed given upon receipt.

21                                         ENTIRE AGREEMENT

21.1                               This Agreement constitutes the entire agreement and understanding of the parties and supersedes any previous agreement between the parties relating to the subject matter of this Agreement.  Each of the parties acknowledges and agrees that in entering into this Agreement it does not rely on any pre-contractual representation and/or statement whether in writing or in words.

21.2                               This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute one and the same instrument.

22                                         RIGHTS OF THIRD PARTIES

22.1                               Save as expressly provided in this Agreement, no terms of this Agreement shall be enforceable by a third party, being any person other than the parties hereto and their permitted successors and assignees.  The provisions of the Contracts (Rights of Third Parties) Act 1999 shall accordingly not apply to this Agreement.

IN WITNESS the Parties hereto have executed this Agreement the day and year first above written.

SIGNED by	)

on behalf of GMR Neptune LLC	)	/s/ Dean Scaglione	Dean Scaglione
Manager

SIGNED by	)

on behalf of VL8 POOL INC	)	/s/ Daniel Chu	Daniel Chu
Director

APPENDIX 1

POOL VESSEL EVALUATION SYSTEM

VL8 Pool — Vessel Evaluation Process - 2015

APPENDIX 1: VL8 POOL - VESSEL EVALUATION SYSTEM [VES] 2015

The evaluation of vessels entering the VL8 Pool consists of 3 parts:

The 1st part uses the vessels’ speed and consumption figures in order to calculate their Daily Bunker Cost basis the Pool’s weighting of the time a vessel spends in Ballast / Laden / Load / Discharge / Idle conditions.

The Daily HFO and MGO Consumptions for each vessel are calculated for the respective conditions basis:

1.              The individual weightings of the operating conditions of the vessels, which are:

Ballast	Laden	Load	Discharge	Idle
20%	50%	5%	5%	20%

2.             A Pool Reference Speed of 10.00kn in Ballast and 13.00kn in Laden, which will provide for the distance that each vessel will be evaluated on over a 24hr period.

Basis the above figures, the vessels will be evaluated on 240 nm in Ballast and 312 nm in Laden condition.

3.             Bunker Prices of $480 per mt for HFO and $735 per mt for MGO

•                 Bunker Prices will be determined basis the average of the bunker prices for the ports of Rotterdam and Singapore as published by Platts.

•                 The average bunker price for the IFO380 fuel type will also be adjusted basis the SECA area percentage of MGO usage.

•                 On a provisional basis, the Bunker Prices for each port will be based on the average of the last 6 months of spot prices and 6 months of forward prices.

•                 The provisional Bunker Prices will be reviewed every 6 months just prior to 1st January and 1st July of each year and will be applicable for the following 6 month period. The 1st July provisional Bunker Prices will be informed to all Pool Participants.

•                 In addition, at the end of each 6 month period, the Pool will finalise the Bunker Prices for that period by inputting the actual average spot bunker prices for Singapore and Rotterdam during that period into the above calculation method. Each Vessel’s Total Cost for that prior 6 month period will therefore be adjusted retrospectively.

•                 The calculation method for the provisional Bunker Prices for the 1st Half of 2015 is as follows:

	Singapore		Rotterdam
Period	IFO380	MGO	IFO380	MGO
6M Spot	562	844	530	802
6M Fwd	401	643	373	649
Average	482	743	452	725

VL8 POOL		IFO380*	MGO
SECA*	5%	480	735

Period from Jun14 to Nov14

Period from Dec14 to May15

1

4.              The Total Daily Cost for each vessel will be calculated basis the below formula:

Bunker Consumptions for Ballast/Laden:

Distance / Vessel’s Speed / 24 x Vessel’s Consumption x Bunker Prices x Weighting

PLUS

Bunker Consumptions for Load / Discharge / Idle:

Vessel’s Consumption x Bunker Prices x Weighting

The 2nd part of the evaluation takes into account the Rewards and Penalties’ Adjustments applied to each of the vessels based on their individual Physical and Trading characteristics.

By using the percentages as they are set out in the Penalties/Rewards Table, we calculate the TCE Adjustments that apply to each vessel on a USD$ per day basis each month’s Average Pool’s Daily TCE.

The 3rd part uses the vessel’s Daily Bunker Cost and TCE Adjustments to calculate the Total Cost of each vessel.

1.              The Total Cost of each vessel is equal to the Daily Bunker Cost minus the TCE Adjustments.

2.              Each of the pool vessels’ Total Cost is compared against the Pool’s Average Cost.

3.              The Pool’s Average Cost is the weighted average of all the participating pool vessels’ Total Cost basis the Trading Days each vessel has during the month.

Any references to “Pool Earning Points” or “Initial Pool Points” in the Pool Agreement shall be interpreted as references to the Vessel’s Total Cost or where applicable, the Vessel’s provisional Total Cost.

2

REVENUE ALLOCATION FORMULA

The formula used for Allocating Revenues in the Pool Distribution Module is as follows:

Pool’s Average Cost – Vessel’s Total Cost = Vessel’s Margin

Vessel’s Margin + Pool’s Average TCE = Vessel’s Distributable Income ($/Day)

The following table shows an example of a monthly distribution:

					(3)
		TRADING DAYS	NET INCOME	TCE $/DAY	DISTR. TCE $/DAY
VESSEL	VSL MARGIN	155.00	$3,100,000	20,000 (*)	$20,000
Vessel #1	-500.00	31.00	$573,500	$18,500	$19,500
Vessel #2	0.00	31.00	$612,250	$19,750	$20,000
Vessel #3	500.00	31.00	$635,500	$20,500	$20,500
Vessel #4	800.00	31.00	$612,250	$19,750	$20,800
Vessel #5	-800.00	31.00	$666,500	$21,500	$19,200

					(2)
VESSEL	DAILY COST	TTL ADJ. (%)	TTL ADJ. ($)	TOTAL COST	VSL MARGIN
Vessel #1	13,500.00	2.50%	500.00	13,000.00	-500.00
Vessel #2	12,500.00	0.00%	0.00	12,500.00	0.00
Vessel #3	13,000.00	5.00%	1,000.00	12,000.00	500.00
Vessel #4	12,000.00	1.50%	300.00	11,700.00	800.00
Vessel #5	13,000.00	-1.50%	-300.00	13,300.00	-800.00

(1)
POOL AVG. TOTAL COST	12,500.00

(1) Pool Avg. Total Cost = Weighted average of Vessel’s Total Cost and Trading Days

(2) VSL Margin = Pool’s Average Cost – Vessel’s Total Cost

(3) Vessel’s Distr. TCE ($/Day) = VSL Margin + Pool’s Average TCE (*)

PENALTIES/REWARDS TABLE

TRADING AREAS
WWIDE WITHIN IWL/ITF AND USUAL EXCLUSIONS	0.0%

OIL MAJOR APPROVALS
2 OR MORE OIL MAJOR APPROVALS	0.0%
BELOW 2 APPROVALS	-15.0%

AGE
BELOW 15 YEARS OF AGE	0.0%
OVER 15 YEARS OF AGE	-15.0%

In order to convert the above percentages into monetary value, they should be multiplied with the Pool’s Average TCE $/Day for the relevant month.

3

POOL PERFORMANCE REVIEWS PARAMETERS

In order to determine the eligible data for carrying out the Performance Reviews of the vessels as described in clauses 4.3 and 4.4 in the Pool Agreement the following parameters will apply:

•                  Up to and including Beaufort Scale 5 (As provided by FleetWeather)

•                  Up to and including Douglas Sea Scale 5 (As provided by FleetWeather)

•                  Ocean Currents (As provided by FleetWeather)

•                  Between 0.5 knots against the vessel (-0.5) and 0.5 knots in favour of the vessel (+0.5)

•                  Minimum length of a qualifying passage to be 48 hours

•                  Minimum amount of qualifying data from any qualifying passage to be 24 hours

•                  Instructed Speed Ranges of:

	Ballast (kts)		Laden (kts)
VL8 Pool	10.00	13.00	12.00	13.50

Note: The Instructed Speed Ranges will be reviewed on an annual basis to reflect market conditions

In addition, performance days under the following conditions will be excluded from the eligible data:

•                  Manoeuvring operations

•                  Following Convoys

•                  Timed Arrivals

•                  Search & Rescue operations

Definitions

•                  Ocean Currents

•                  FleetWeather obtains our ocean current data from a high resolution, declassified ocean current model called HYCOM (https://hycom.org). Although we take into consideration any ocean current reports from the Master, the ‘Current Factor’ information within the performance reports is derived from complex trigonometric algorithms that incorporate the course of the vessel and the impact angles of the ocean currents over a given segment distance (noon report to noon report for example). The ‘Current Factor’ will either have a positive or negative effect on the performance speed of the ship.

4

APPENDIX 2

COMMERCIAL MANAGEMENT AGREEMENT

APPENDIX 2

VL8 MANAGEMENT INC,

as The Manager

and

VL8 POOL INC.

as The Company

COMMERCIAL MANAGEMENT AGREEMENT

THIS AGREEMENT is dated 1 September 2010 and is made between:

(1)                                 VL8 MANAGEMENT INC. with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 (“the Manager”); and

(2)                                 VL8 POOL INC. with its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960 (“the Company”),

(each a “Party” and, together, the “Parties”).

WHEREAS

(A)                               The Company operates a pool of tankers (the “Pool”); and

(B)                               The Company does not itself have the personnel required to perform the various tasks involved in the operation of the Pool; and

(C)                               The Manager has the necessary personnel and other resources to undertake the management of the commercial affairs of the Pool, including preparing accounts for the Pool and the Company, and the Company wishes to appoint the Manager as the commercial manager of the Vessels in accordance with the terms of this Agreement.

THEREFORE IT IS AGREED AS FOLLOWS

1                                         DEFINITIONS

In this Agreement

“Affiliate” means any entity that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with a Party, “control” being at least 50% (fifty percent) ownership.

“Business Day” means days on which banks are open for business and not authorised to close in Singapore, London, New York and Muscat.

“Management Services” means the services provided by the Manager to the Company pursuant to Clause 4.1 of this Agreement.

“Vessels” means any vessels operated by the Company on a chartered in and/or chartered out basis, and/or, all of which are subject to this Agreement and “Vessel” means any of them.

2                                         APPOINTMENT

2.1                               With effect from the date hereof and continuing unless and until terminated as provided herein, the Company hereby appoints the Manager as its exclusive provider of Management Services and the Manager hereby accepts such appointment.

3                                         BASIS OF AGREEMENT

3.1                               Subject to the terms and conditions of this Agreement, during the period of this Agreement, the Manager shall carry out the Management Services in respect of any Vessel as agents for and on behalf of the Company.

3.2                               The Manager shall have authority to take such actions as it may from time to time in its absolute discretion consider to be necessary to enable it to perform its obligations under this Agreement in accordance with sound commercial management and/or brokerage practice for vessels similar to the Vessels and the market in which the Vessels operate or will operate.

1

The Manager undertakes to use its best endeavours to manage the Vessels on behalf of the Company in accordance with sound commercial management practise, and to protect and promote the interest of the Company in all matters related to the efficient management of the Vessels.

3.3                               The Company agrees that the Manager shall not be restricted from carrying on or being concerned or interested in other enterprises either for its own account or on behalf of parties for whom it may be acting as commercial manager, charter broker or otherwise.

4                                         COMMERCIAL MANAGEMENT

4.1                               In consideration of the Management Services Commission payable by the Company to the Manager pursuant to Clause 5 below, the Manager shall provide the commercial operation of the Vessels, as required by the Company, which includes, but is not limited to, the following functions:

(a)                                 providing marketing services on behalf of the Company in respect of the Vessels, including, but not limited to, seeking, negotiating and concluding time charters no longer than three (3) months, voyage charters and/or contracts of affreightment in respect of the Vessels. However the Manager may negotiate and conclude time charters longer than three (3) months if mutually agreed by the Company, such agreement not to be unreasonably withheld;

(b)                                 arranging the invoicing of all hire and/or freight revenues or other monies of whatsoever nature to which the Company may be entitled arising out of or otherwise in connection with the Vessels. For the avoidance of doubt in the receipt and handling of any funds of the Company, the Manager shall have fiduciary responsibilities with respect thereto in accordance with normal vessel agency practices and applicable law. Any discounts or rebates that are, or become, available are to be credited to the Company;

(c)                                  providing voyage estimates and accounts and calculating and collecting hire, freights, demurrage and/or despatch monies due from or due to the charterers of the Vessels;

(d)                                 issuing of voyage instructions, supervising and arranging bunkering, monitoring of voyage performance, speed and use of weather routing services, if deemed necessary by the Manager;

(e)                                  to approve letters of indemnity (“LOI”) provided that such LOIs are in conformity with the charterparties entered into between the Company and each of the Pool Participants;

(f)                                   arranging the scheduling of the Vessels according to the terms of the Vessels’ employment;

(g)                                  appointing agents and negotiating tug-boat service contracts;

(h)                                 arranging surveys associated with the commercial operation of the Vessels;

(i)                                     maintaining such documents, records, accounts, statements and supporting vouchers (if any), obtained in connection with the Management Services (all of which documents, records, accounts, statements and supporting vouchers (if any) are and will remain the sole property of the Manager) and making them available to the Company upon request, including, but not limited to, any of the foregoing which the Manager deems necessary or advisable in order to comply with any charter or other contract in effect with respect to the Vessels from time to time; and

(j)                                    arranging kidnap and ransom insurance as and when required on behalf of the owners and same to accounted as pool expenses.

2

4.2                               To submit all necessary financial, accounting and business reports to the Company so as to enable the Company to comply with its reporting obligations to the Pool Participants in accordance with the terms of the Pool Participation Agreements entered into between the Company and the Pool Participants. The Manager expressly acknowledges that it has seen copies of such Pool Participation Agreements and has full notice of such obligations.

4.3                               In the performance of its obligations under this Agreement, the Manager shall only be required to spend the amount of time and attention on the Vessels that a commercial manager would reasonably be expected to spend in the proper discharge of its obligations under this Agreement.

5                                         COMMISSION

5.1                               The Company shall pay to the Manager a commission fee equal to one point two five per cent (1.25%) of all hire, demurrage, freights, any freight accessories and miscellaneous revenues arising from or in connection with the employment or operation of the Vessels during the term of this Agreement (apart from the time charters which form part of the Pool Participation Agreement entered into between the Company and the Pool Participants) (the “Management Services Commission”).

5.2                               The Management Services Commission shall be payable by the Company to the Manager on the dates when such hire, demurrage, freights, freight accessories or miscellaneous revenues (as the case may be) is due to be paid.

5.3                               The Company shall pay an administration fee equal to three hundred and twenty five dollars ($325) per day per Vessel during the term of this Agreement and such administration fee shall be payable on a monthly basis in arrears at the end of the first week of each month.

5.4                               The Company hereby authorises the Manager to deduct the Management Services Commission from any amounts received by the Manager arising from or in connection with the employment or operation of the Vessels.

5.5                               The Parties agree that any Management Services Commission payable by the Company to the Manager in accordance with this Agreement shall remain payable for the duration of any underlying charterparty, contract of affreightment or fixture of a Vessel notwithstanding the termination of this Agreement for any reason whatsoever prior to the expiry of such charterparty, contract of affreightment or fixture.

6                                         ACCOUNTS

6.1                               The Management Services Commission and all expenses incurred by the Manager in respect of the provision of the Management Services under the terms of this Agreement on behalf of the Company shall in any event remain payable by the Company to the Manager on demand.

6.2                               The Manager shall keep proper books, records and accounts related to the Vessels and shall make the same available for inspection and audit on behalf of the Company at such time as may be mutually agreed.

7                                         COMPANY’S UNDERTAKINGS

7.1                               The Company undertakes as follows:

(a)                       to indemnify and hold the Manager and/or its appointed agent harmless from all consequences or liabilities in signing bills of lading, issuing letters of indemnity in lieu of bills of lading or changes of destination from bills of lading or other documents relating to the relevant charterparty, contract of affreightment or fixture for any Vessel or from any irregularity in documents supplied to the Manager and/or its appointed agent or from complying with orders given to it;

3

(b)                       to immediately notify the Manager of the Company’s decision to re-deliver a Vessel which shall include details of the delivery date, port of delivery or range of ports of delivery, any pre-delivery inspections and any other information which may affect the operations or employment of such Vessel. Following receipt of such notice, the Manager shall not contract to employ that Vessel for periods in excess of the intended delivery date of that Vessel as specified in the Company’s notice to the Manager as aforesaid;

(c)                        the Company shall notify the Manager of any decision made by the Pool Committee; and

(d)                       the Manager shall at his own expense provide all office accommodation, equipments, stationeries and staff required for the provision of its services hereunder.

8                                         LIABILITY

8.1                               Force Majeure

Neither the Company nor the Manager shall be under any liability for any failure to perform any of their obligations hereunder by reason of any cause whatsoever of any nature or kind beyond their reasonable control.

8.2                               Liability to Company

Without prejudice to Clause 8.1 above, the Manager shall be under no liability whatsoever to the Company for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect (including but not limited to loss of profit arising out of or in connection with detention of or delay to a Vessel) and howsoever arising in the course of performance of the Management Services UNLESS the same is proved to have resulted solely from the negligence, gross negligence or wilful default of the Manager or its employees in connection with the Vessel, in which case (save where loss, damage, delay or expense has resulted from the Manager’s personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result) the Manager’s liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of US$500,000 (five hundred thousand United States Dollars);

8.3                               Indemnity

Except to the extent and solely for the amount therein set out that the Manager would be liable under Clause 9.2 above, the Company hereby undertakes to keep the Manager and their employees, and to hold them harmless against all actions, proceedings, claims, demands or liabilities whatsoever or howsoever arising which may be brought against them or incurred or suffered by them arising out of or in connection with the performance of the Agreement, and against and in respect of all costs, losses, damages and expenses (including legal costs and expenses on a full indemnity basis) which the Manager may suffer or incur (either directly or indirectly) in the course of the performance of this Agreement.

8.4                               “Himalaya”

It is hereby expressly agreed that no employee, or sub contractor or agent of the Manager shall in any circumstances whatsoever be under any liability whatsoever to the Company for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the foregoing provisions in this Clause, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defence and immunity of whatsoever nature applicable to the Manager or to which the Manager is entitled hereunder shall also be available and shall extend to protect every such employee or agent of the Manager acting as aforesaid and for the purpose of all the foregoing provisions of this clause the Manager is or shall be deemed to be acting as agent or trustee on behalf of and for the benefit of all persons who are or might be their

4

servants or agents from time to time (including sub-contractors as aforesaid) and all such persons shall to this extent be or be deemed to be parties to this Agreement.

9                                         TERMINATION

9.1                               Termination on Notice

Either the Manager or the Company may terminate this Agreement by giving ninety (90) days’ written notice to the other,

9.2                               Manager’s Default

If the Manager fails to meet its obligations under Clauses 3 and 4 of this Agreement for any reason within the control of the Manager, the Company may give notice in writing to the Manager of the default, requiring it to remedy the default as soon as practically possible. In the event that the Manager fails to remedy it within a reasonable time to the reasonable satisfaction of the Company, the Company shall be entitled to terminate this Agreement with immediate effect by giving notice in writing to the Manager.

9.3                               Company’s Default

If the Company fails to pay the Management Services Commission or any other commission or amount due to the Manager in accordance with the terms of this Agreement, the Manager shall give notice of the default in writing and demand that the outstanding amount is paid within fourteen (14) days from the date of such notice. In the event that such outstanding amount is not paid within this time by the Company, the Manager shall be entitled to terminate this Agreement (and its appointment as Manager hereunder) with immediate effect by giving the notice in writing to the Company.

9.4                               Extraordinary Termination

(a)                       Upon the re-delivery of a Vessel or if a Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned, this Agreement shall continue in full force and effect in relation to the other Vessel(s) only

If, for the reasons contemplated in this clause 9.4, only one Vessel remains, then, upon the sale or re-delivery of such Vessel or if such Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss or is requisitioned, this Agreement shall terminate.

(b)                                 For the purposes of this Clause 9.4:

(i)                                     the date upon which a Vessel is to be treated as having been sold or otherwise disposed of shall be the date on which the Company ceases to be charterer of that Vessel;

(ii)                                  a Vessel shall not be deemed to be lost unless either she has become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of that Vessel has occurred.

9.5                               This Agreement shall terminate forthwith in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either Party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if a Party suspends payment, ceases to carry on business or make any special arrangement or composition with its creditors.

5

9.6                               The termination of this Agreement shall be without prejudice to all rights accrued by and between the Parties under this Agreement prior to the date of such termination, including, but without limitation, the Manager’s rights under Clause 5.1 above.

10          GENERAL

10.1                        No variation of this Agreement shall be effective unless given in writing and signed by or on behalf of the Parties.

10.2                        If any term or provision in this Agreement is held to be illegal or unenforceable, in whole or in part, under any enactment or rule of law, such term or provision or part shall to that extent be deemed not to form part of this Agreement but the enforceability of the remainder of this Agreement shall not be affected.

10.3                        Neither this Agreement nor any of the rights, obligations or duties arising under this Agreement may be assigned or transferred by either Party without the prior written consent of the other Party.

10.4                        The arrangements contemplated by this Agreement are not intended to and shall not (and shall not be construed so as to) constitute any kind of partnership between the Parties.

10.5                        No neglect, delay or indulgence on the part of either Party in enforcing any term of this Agreement will be construed as a waiver of that term and no single or partial exercise by either Party of any rights or remedy under this Agreement will preclude or restrict the further exercise or enforcement of any such right or remedy or any other rights or remedies under this Agreement.

10.6                        This Agreement, and the documents referred to in it, shall not form part of the Pool Participation Agreements but shall be exhibited to such Agreements as Appendix 2.

10.7                        A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

10.8                        This Agreement can be executed in counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

11                                  CONFIDENTIALITY

11.1                        Each Party shall keep, and shall seek to ensure its officers, employees, agents and consultants keep confidential all information gained by it or them during the term of this Agreement concerning the business and affairs of the other Party (and the terms of this Agreement) and will not disclose or use the same for any purpose whatsoever except:

(a)                                 as required by any applicable law; and

(b)                                 as reasonably required to be disclosed to its professional advisers, including without limitation, its lawyers and auditors.

12                                  NOTICES

12.1                        Any notice given under this Agreement shall be in writing and should be delivered personally or sent by first class pre-paid post or by fax to the Parties’ respective addresses set out below in this Agreement or as otherwise notified by them from time to time in accordance with the provisions of this Clause

12.2                        The address and fax number (and the person for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered in connect with this Agreement is:

6

To the Manager:

VL8 Management Inc.

Trust Company Complex

Ajeltake Road

Ajeltake Island

Majuro

Marshall Islands

MH 96960

Fax:                       + 65 66 22 00 99

Email:            gary@navig8group.com

Attn:                    Gary Brocklesby

Copy:

Oman Shipping Company S.A.O.C.

PO Box 104, PC 118

Muscat

Sultanate of Oman

Fax:                       + 968 24400922

Email:            tarik.aljunaidi@omanship.co.om

Attn:                    Tarik Al Junaidi

To the Company:

VL8 Pool Inc.

Trust Company Complex

Ajeltake Road

Ajeltake Island

Majuro

Marshall Islands

MH 96960

Fax:                       +44 207 467 5867

Email:            ugo@navig8group.com

Attn:                    Ugo Romano

In the absence of evidence of earlier receipt, a notice or other communication is deemed given:

(a)                       If delivered personally, when left at the address referred to in Clause 13.2 above;

(b)                       If sent by post, on the third (3rd) Business Day next following the day of posting it;

(c)                        If sent by fax, on completion of its transmission, if transmitted during normal business hours (9.30am — 5.30pm) on any Business Day. A notice given by a fax transmitted after midnight but on or before 9.30am on Business Day shall be deemed to be given at 9.30am on that Business Day and a notice by a fax transmitted after 5.30pm but on or before midnight on any Business Day shall be deemed to be given at 9.30am on the following Business Day.

13                                  LAW AND JURISDICTION

13.1                        This Agreement shall be governed by English law and any dispute arising out of or in connection with this Agreement which cannot be settled by mutual agreement of the Parties shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof for the time being in force.

7

13.2                        Save as provided otherwise in this Clause 13, the arbitration shall be conducted in accordance with the London Maritime Arbitrators’ (LMAA) Terms current at the time when the arbitration is commenced.

13.3                        The reference will be to a sole arbitrator if the Parties can agree upon the identity of a sole arbitrator within fourteen (14) days following a Party giving notice in writing to the other Party of its intention to commence arbitration proceedings, failing which the reference shall be to three (3) arbitrators.

13.4                        In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

IN WITNESS WHEREOF the Parties have entered into this Agreement on the date first written above

EXECUTED by the Parties

Signed by	)
For and on behalf of	)
VL8 MANAGEMENT INC.	)
/s/ Gary Brocklesby
Gary Brocklesby
Director
Signed by	)
For and on behalf of	)
VL8 POOL INC.	)
/s/ Peder J Moller
Peder J Moller
Director

8

APPENDIX 3.1

STANDARD POOL TIME CHARTER

Code word for this Charter Party	Time Charter Party
“SHELLTIME 4”	LONDON As of September 2015

Issued December 1984

IT IS THIS DAY AGREED between GMR Neptune LLC of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands ( hereinafter referred to as “Owners” ), being owners of the good tanker vessel called “Gener8 Neptune (currently Hull no. 5404 at the yard of Daewoo Shipbuilding & Marine Engineering Co., Ltd.)” (hereinafter referred to as “the vessel” ) described as per Clause 1 hereof and VL8 POOL INC.

~~of~~ a Marshall Islands corporation having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960  (hereinafter referred to as “Charterers”):

Description and Condition of Vessel	1		At the date of delivery of the vessel under this charter
			(a)	she shall be classed by [TBC]
			(b)	she shall be in every way fit to carry ~~crude petroleum and/or its products;~~

Dirty petroleum products, crude oil and all cargoes, maximum three (3) grades within the vessel’s natural segregation permitted by the vessel’s class and coating manufacturer’s resistance list.

(c)

she shall be tight, staunch, strong, in good order and condition, and in every way fit for the service, with her machinery, boilers, hull and other equipment (including but not limited to hull stress calculator and radar) in a good and efficient state;

			(d)	her tanks, valves and pipelines shall be oil-tight;
			(e)	she shall be in every way fitted for burning (See additional clause 52)

at sea - fueloil with a maximum viscosity of Centistokes at 50 degrees Centigrade/any commercial grade of fuel oil (“ACGFO”) for main propulsion, marine diesel oil/ACGFO for auxiliaries in port - marine diesel oil/ACGFO for auxiliaries;

			(f)	she shall comply with the regulations in force so as to enable her to pass through the Suez and Panama Canals by day and night without delay;
			(g)	she shall have on board all certificates, documents and equipment required from time to time by any applicable law to enable her to perform the charter service without delay;
(h)

she shall comply with the description in ~~Form B~~ Q88 and time charter description appended hereto, provided however that if there is any conflict between the provisions of ~~Form B~~ Q88 and time charter description and any other provision, including this Clause 1, of this charter such other provision shall govern.

Shipboard Personnel and their Duties	2	(a)	At the date of delivery of the vessel under this charter
(i)

she shall have a full and efficient complement of master, officers and crew for a vessel of her tonnage, who shall in any event be not less than the number required by the laws of the flag state and who shall be rained to operate the vessel and her equipment competently and safely;

			(ii)	all shipboard personnel shall hold valid certificates of competence in accordance with the requirements of the law of the flag state;
			(iii)	all shipboard personnel shall be trained in accordance with the relevant provisions of the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers, 1978;
(iv)

there shall be on board sufficient personnel with a good working knowledge of the English language to enable cargo operations at loading and discharging places to be carried out efficiently and safely and to enable communications between the vessel and those loading the vessel or accepting discharge therefrom to be carried out quickly and efficiently.

		(b)	Owners guarantee that throughout the charter service the master shall with the vessel’s officers and crew, unless otherwise ordered by Charterers,
			(i)	prosecute all voyages with the utmost despatch;
			(ii)	render all customary assistance; and
(iii)

load and discharge cargo as rapidly as possible when required by Charterers or their agents to do so, by night or by day, but always in accordance with the laws of the place of loading or discharging (as the case may be) and in each case in accordance with any applicable laws of the flag state.

Duty to Maintain	3	(i)

Throughout the charter service Owners shall, whenever the passage of time, wear and tear or any event (whether or not coming within Clause 27 hereof) requires steps to be taken to maintain or restore the conditions stipulated in Clauses 1 and 2(a), exercise due diligence so to maintain or restore the vessel.

		(ii)	If at any time whilst the vessel is on hire under this charter the vessel fails to comply with the requirements of Clauses 1.2 (a) or 10 then hire shall be reduced to the extent necessary to indemnify Charterers for such failure. If and to the extent that such failure affects the time taken by the vessel to perform any services under this charter, hire shall be reduced by an amount equal to the value, calculated at the rate of hire, of the time so lost.

Any reduction of hire under this sub-Clause (ii) shall be without prejudice to any other remedy available to Charterers, but where such reduction of hire is in respect of time lost, such time shall be excluded from any calculation under Clause 24.

		(iii)

If Owners are in breach of their obligation under Clause 3(i) Charterers may so notify Owners in writing; and if, after the expiry of 30 days following the receipt by Owners of any such notice, Owners have failed to demonstrate to Charterer’s reasonable satisfaction the exercise of due diligence as required in Clause 3(i), the vessel shall be off-hire, and no further hire payments shall be due, until Owners have so demonstrated that they are exercising such due diligence.

Furthermore, at any time while the vessel is off-hire under this Clause 3 Charterers have the option to terminate this charter by giving notice in writing with effect from the date on which such notice of termination is received by Owners or from any later date stated in such notice. This sub-Clause (iii) is without prejudice to any rights of Charterers or obligations of Owners under this charter or otherwise (including without limitation Charterers rights under Clause 21 hereof).

Period Trading Limits	4

Owners agree to let and Charterers agree to hire the vessel for a period of as per Pool Agreement commencing from the time and date of delivery of the vessel, for the purpose of carrying all lawful merchandise (subject always to Clause 28) including in particular

Dirty petroleum products, crude oil and all cargoes, maximum three (3) grades within the vessel’s natural segregation permitted by the vessel’s class and coating manufacturer’s resistance list.

~~in any part of the world, as Charterers shall direct, subject to the limits of the current British Institute Warranties and any subsequent amendments thereof.~~

The vessel may trade worldwide as Charterers shall direct, subject to the limits of the current I.W.L between safe ports/berths/anchorages and always afloat and excluding countries that are at any time boycotted by or under embargoes from the United Nations and/or European Union and/or United States and/or the country of the vessel’s registry. For the purpose of clarity, the vessel shall not trade in areas declared as war risk areas by the underwriter’s joint war committee except in accordance with clauses 33, 34, 35 and 86 of this Charter.

			The Owners warrants that at the time of delivery under this charter, the vessel is not blacklisted by the Arab Boycott League.

Notwithstanding the foregoing, but subject to Clause 35. Charterers may order the vessel to ice-bound waters or to any part of the world outside such limits provided that Owners consent thereto (such consent not to be unreasonably withheld) and that Charterers pay for any insurance premium required by the vessel’s underwriters as a consequence of such order.

Charterers shall use due diligence to ensure that the vessel is only employed between and at safe places (which expression when used in this charter shall include ports, berths, wharves, docks, anchorages, submarine lines, alongside vessels or lighters, and other locations including locations at sea) where she can safely lie always afloat. Notwithstanding anything contained in this or any other clause of this charter. Charterers do not warrant the safety of any place to which they order the vessel and shall be under no liability in respect thereof except for loss or damage caused by their failure to exercise due diligence as aforesaid. Subject as above, the vessel shall be loaded and discharged at any places as Charterers may direct, provided that Charterers shall exercise due diligence to ensure that any ship-to-ship transfer operations shall conform to standards not less than those set out in the latest published edition of the ICS/OCIMF Ship-to-Ship Transfer Guide.

			~~The vessel shall be delivered by Owners at a port in~~

			Notices from Owners to Charterers prior to delivery:

Owners are to give Charterers immediate approximate notice of delivery on fixing. Following this Owners are to give the Charterers approximate notices 30, 20, 15 days prior to delivery and then definite notices of delivery including date and place 10, 7, 5, 3, 2 and 1 day prior to delivery to the Charterers. Owners are to advise Charterers immediately if there is any change of more than 24 hours to the approximate notices or 12 hours to the actual notices.

			~~at Owners’ option and redelivered to Owners at a port in~~

			The vessel will be delivered back to Owners on passing or after dropping last outbound sea pilot at any worldwide port.

			Notices from Charterers to Owners prior to redelivery:

Charterers are to give Owners approximate notice of redelivery 20, 10 and 7 days prior to redelivery. Charterers to give Owners firm notices of date and place of redelivery of the vessel 5, 3, 2 and 1 day prior to redelivery.

			~~at Charterers’ option.~~

Laydays/ Cancelling	5

The vessel shall not be delivered to Charterers before 15 June 2015 and Charterers shall have the option of cancelling this charter if the vessel is not ready and at their disposal on or before 15 August 2015

Owners to	6		Owners undertake to provide and to pay for all provisions, wages, and shipping and discharging fees

Provide

and all other expenses of the master, officers and crew; also, except as provided in Clause 4 and 34 hereof, for all insurance on the vessel, for all deck, cabin and engine-room stores, and for water; for all drydocking, overhaul, maintenance and repairs to the vessel; and for all fumigation expenses and de-rat certificates. Owners’ obligations under this Clause 6 extend to all liabilities for customs or import duties arising at any time during the performance of this charter in relation to the personal effects of the master, officers and crew, and in relation to the stores, provisions and other matters aforesaid which Owners are to provide and pay for and Owners shall refund to Charterers any sums Charterers or their agents may have paid or been compelled to pay in respect of any such liability. Any amounts allowable in general average for wages and provisions and stores shall be credited to Charterers insofar as such amounts are in respect of a period when the vessel is on-hire.

Charterers to Provide	7

Charterers shall provide and pay for all fuel (except fuel used for domestic services), towage and Pilotage (except where such towage and pilotage are not compulsorily required by the relevant authorities) and shall pay agency fees, port charges, commissions, expenses of loading and unloading cargoes, canal dues and all charges other than those payable by Owners in accordance with Clause 6 hereof, provided that all charges for the said items shall be for Owners’ account when such items are consumed, employed or incurred for Owners’ purposes or while the vessel is off-hire (unless such items reasonably relate to any service given or distance made good and taken into account under Clause 21 or 22); and provided further that any fuel used in connection with a general average sacrifice or expenditure shall be paid for by Owners.

Rate of Hire	8

Subject as herein provided, Charterers shall pay for the use and hire of the vessel at the rate of as per Pool Agreement per day, and pro rata for any part of a day, from the time and date of her delivery (local time) until the time and date of her redelivery (local time) to Owners.

Payment of Hire	9		Subject to Clause 3 (iii), payment of hire shall be made in immediately available funds to:
			[TBC]
			Account
			~~in per calendar month in advance, less:~~ as per Pool Agreement
		(i)	any hire paid which Charterers reasonably estimate to relate to off-hire periods, and
		(ii)	any amounts disbursed on Owners’ behalf, any advances and commission thereon, and charges which are for Owners’ account pursuant to any provision hereof, and
		(iii)

any amounts due or reasonably estimated to become due to Charterers under Clause 3(ii) or 24 hereof, any such adjustments to be made at the due date for the next monthly payment after the facts have been ascertained. Charterers shall not be responsible for any delay or error by Owners’ bank in crediting Owners’ account provided that Charterers have made proper and timely payment.

		In default of such proper and timely payment,
		(a)

Owners shall notify Charterers of such default and Charterers shall within seven days of receipt of such notice pay to Owners the amount due including interest, failing which Owners may withdraw the vessel from the service of Charterers without prejudice to any other rights Owners may have under this charter or otherwise; and

		(b)

Interest on any amount due but not paid on the due date shall accrue from the day after that date up to and including the day when payment is made, at a rate per annum which shall be 1% above the U.S. Prime Interest Rate as published by the Chase Manhattan Bank in New York at 12.00 New York time on the due date, or, if no such interest rate is published on that day, the interest rate published on the next preceding day on which such a rate was so published, computed on the basis of a 360 day year of twelve 30-day months, compounded semi-annually.

Space Available to Charterers	10

The whole reach, burthen and decks of the vessel and any passenger accommodation (including Owner’s suite) shall be at Charterers’ disposal, reserving only proper and sufficient space for the vessel’s master, officers, crew, tackle, apparel, furniture, provisions and stores, provided that the weight of stores on board shall Not unless specially agreed, exceed 2000 mts (excluding bunkers, fresh water and lubes) tonnes at any time during the charter period.

Overtime	11

~~Overtime pay of the master, officers and crew in accordance with ship’s articles shall be for account when incurred, as a result of complying with the request of Charterers of their agents, for loading,Charterers’ discharging, heating of cargo, bunkering or tank cleaning.~~  Hire is inclusive of overtime.

Instructions And Logs	12

Charterers shall from time to time give the master all requisite instructions and sailing directions, and he shall keep a full and correct log of the voyage or voyages, which Charterers or their agents may inspect as required. The master shall when required furnish Charterers or their agents with a true copy of such log and with properly completed loading and discharging port sheets and voyage reports for each voyage and other returns as Charterers may require. Charterers shall be entitled to take copies at Owners’ expense of any such documents which are not provided by the master.

Bills of Lading	13	(a)

The master (although appointed by Owners) shall be under the orders and direction of Charterers as regards employment of the vessel, agency and other arrangements, and shall sign bills of lading as Charterers or their agents may direct (subject always to Clauses 35(a) and 40) without prejudice to this charter. Charterers hereby indemnify Owners against all consequences or liabilities that may arise

			(i)

from signing bills of lading in accordance with the directions of Charterers, or their agents, to the extent that the terms of such bills of lading fail to conform to the requirements of this charter, or (except as provided in Clause 13(b)) from the master otherwise complying with Charterers or their agents orders:

			(ii)	from any irregularities in papers supplied by Charterers or their agents.
		(b)	Notwithstanding the foregoing, Owners shall not be obliged to comply with any orders from Charterers to discharge all or part of the cargo
			(i)	at any place other than that shown on the bill of lading and/or
			(ii)	without presentation of an original bill of lading unless they have received from Charterers both written confirmation of such orders and an indemnity in a form acceptable to Owners.

Conduct of Vessel’s Personnel	14

If Charterers complain of the conduct of the master or any of the officers or crew, Owners shall immediately investigate the complaint. If the complaint proves to be well founded, Owners shall, without delay, make a change in the appointments and Owners shall in any event communicate the result of their investigations to Charterers as soon as possible.

Bunkers at Delivery and Redelivery	15

~~Charterers shall accept and pay for all bunkers on board at the time of delivery, and Owners shall on redelivery (whether it occurs at the end of the charter period or on the earlier termination of this charter) accept and pay for all bunkers remaining on board, at the then-current market prices at the port of delivery or redelivery, as the case may be, or if such prices are not available payment shall be at the then-current market prices at the nearest port at which such prices are available; provided that if delivery or redelivery does not take place in a port payment shall be at the price paid at the vessel’s last port of bunkering before delivery or redelivery, as the case may be. Owners shall give Charterers the use and benefit of any fuel contracts they may have in force from time to time, if so required by Charterers, provided suppliers agree.~~  See additional clauses 52 and 53

Stevedores, Pilots, Tugs	16

Stevedores when required shall be employed and paid by Charterers, but this shall not relieve Owners from responsibility at all times for proper stowage, which must be controlled by the master who shall keep a strict account of all cargo loaded and discharged. Owners hereby indemnify Charterers, their servants and agents against all losses, claims, responsibilities and liabilities arising in any way whatsoever from the employment of pilots, tugboats or stevedores, who although employed by Charterers shall be deemed to be the servants of and in the service of Owners and under their instructions (even if such pilots, tugboat personnel or stevedores are in fact the servants of Charterers their agents or any affiliated company); provided, however, that

			(i)	the foregoing indemnity shall not exceed the amount to which Owners would have been entitled to limit their liability if they had themselves employed such pilots, tugboats or stevedores, and
			(ii)

Charterers shall be liable for any damage to the vessel caused by or arising out of the use of stevedores, fair wear and tear excepted, to the extent that Owners are unable by the exercise of due diligence to obtain redress therefor from stevedores.

Supernumeraries	17

Charterers may send representatives in the vessel’s available accommodation upon any voyage made under this charter. Owners finding provisions and all requisites as supplied to officers, except liquors. Charterers paying at the rate of US$20.00 per day for each representative while on board the vessel.

Sub-letting	18		Charterers may sub-let the vessel, but shall always remain responsible to Owners for due fulfilment of this charter.

Final Voyage	19

If when a payment of hire is due hereunder Charterers reasonably expect to redeliver the vessel before the next payment of hire would fall due, the hire to be paid shall be assessed on Charterers’ reasonable estimate of the time necessary to complete Charterers’ programme up to redelivery, and from which estimate Charterers may deduct amounts due or reasonably expected to become due for

			(i)	disbursements on Owners’ behalf or charges for Owners’ account pursuant to any provision hereof, and
			(ii)	bunkers on board at redelivery pursuant to Clause 15.
			Promptly after redelivery any overpayment shall be refunded by Owners or any underpayment made good by Charterers.

If at the time this charter would otherwise terminate in accordance with Clause 4 the vessel is on a ballast voyage to a port of redelivery or is upon a laden voyage, Charterers shall continue to have the use of the vessel at the same rate and conditions as stand herein for as long as necessary to complete such ballast voyage, or to complete such laden voyage and return to a port of redelivery as provided by this charter, as the case may be.

Loss of Vessel	20

Should the vessel be lost, this charter shall terminate and hire shall cease at noon on the day of her loss; should the vessel be a constructive total loss, this charter shall terminate and hire shall cease at noon on the day on which the vessel’s underwriters agree that the vessel is a constructive total loss; should the vessel be missing, this charter shall terminate and hire shall cease at noon on the day on which she was last heard of. Any hire paid in advance and not earned shall be returned to Charterers and Owners shall reimburse Charterers for the value of the estimated quantity of bunkers on board at the time of termination, at the price paid by Charterers at the last bunkering port.

Off-hire	21	(a)	On each and every occasion that there is loss of time (whether by way of interruption in the vessel’s service or, from reduction in the vessel’s performance, or in any other manner)
			(i)

due to deficiency of personnel or stores; repairs; gas-freeing for repairs; time in and waiting to enter dry dock for repairs; breakdown (whether partial or total) of machinery, boilers or other parts of the vessel or her equipment (including without limitation tank coatings); overhaul, maintenance or survey, collision, stranding, accident or damage to the vessel; or any other similar cause preventing the efficient working of the vessel; and such loss continues for more than three consecutive hours(if resulting from interruption in the vessel’s service) or cumulates to more than three hours (if resulting from partial loss of service); or

			(ii)	due to industrial action, refusal to sail, breach of orders or neglect of duty on the part of the master, officers or crew; or
			(iii)

for the purpose of obtaining medical advice or treatment for or landing any sick or injured person (other than a Charterers’ representative carried under Clause 17 hereof) or for the purpose of landing the body of any person (other than a Charterers’ representative), and such loss continues for more than three consecutive hours; or

			(iv)

due to any delay in quarantine arising from the master, officers or crew having had communication with the shore at any infected area without the written consent or instructions of Charterers or their agents, or to any detention by customs or other authorities caused by smuggling or other infraction of local law on the part of the master, officers, or crew; or

			(v)

due to detention of the vessel by authorities at home or abroad attributable to legal action against or breach of regulations by the vessel, the vessel’s owners, or Owners (unless brought about by the act or neglect of Charterers);then without prejudice to Charterers’ rights under Clause 3 or to any other rights of Charterers hereunder or otherwise the vessel shall be off-hire from the commencement of such loss of time until she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which such loss of time commenced; provided, however, that any service given or distance made good by the vessel whilst off-hire shall be taken into account in assessing the amount to be deducted from hire.

		(b)

If the vessel fails to proceed at any guaranteed speed pursuant to Clause 24, and such failure arises wholly or partly from any of the causes set out in Clause 21(a) above, then the period for which the vessel shall be off-hire under this Clause 21 shall be the difference between

			(i)	the time the vessel would have required to perform the relevant service at such guaranteed speed, and
			(ii)

the time actually taken to perform such service (including any loss of time arising from interruption in the performance of such service). For the avoidance of doubt, all time included under (ii) above shall be excluded from any computation under Clause 24.

		(c)

Further and without prejudice to the foregoing, in the event of the vessel deviating (which expression includes without limitation putting back, or putting into any port other than that to which she is bound under the instructions of Charterers ) for any cause or purpose mentioned in Clause 21( a ), the vessel shall be off—hire from the commencement of such deviation until the time when she is again ready and in an efficient state to resume her service from a position not less favourable to Charterers than that at which the deviation commenced, provided, however, that any service given or distance made good by the vessel whilst so off-hire shall be taken into account in assessing the amount to be deducted from hire. If the vessel, for any cause or purpose mentioned on Clause 21 (a), puts into any port other than the port to which she is bound on the instructions of Charterers, the port charges, pilotage and other expenses at such port shall be borne by Owners. Should the Vessel be driven into any port or anchorage by stress of weather hire shall continue to be due and payable during any time lost thereby.

		(d)

If the vessel’s flag state becomes engaged in hostilities, and Charterers in consequence of such hostilities find it commercially impracticable to employ the vessel and have given Owners written notice thereof then from the date of receipt by Owners of such notice until the termination of such commercial impracticability the vessel shall be off-hire and Owners shall have the right to employ the vessel on their own account.

		(e)	Time during which the vessel is off-hire under this charter shall count as part of charter period.

Periodical Drydocking	22	(a)

~~Owners have the right and obligation to drydock the vessel at regular intervals of~~

~~On each occasion Owners shall propose to Charterers a date on which they wish to drydock the vessel, not less than                      before such date, and Charterers shall offer a port for such periodical drydocking and shall take all reasonable steps to make the vessel available as near to such date as practicable.~~

~~Owners shall put the vessel in drydock at their expense as soon as practicable after Charterers place the vessel at Owners’ disposal clear of cargo other than tank washings and residues. Owners shall be responsible for and pay for the disposal into reception facilities of such tank washings and residues and shall have the right to retain any monies received therefor, without prejudice to any claim for loss of cargo under any bill of lading or this charter.~~

		(b)

~~If a periodical drydocking is carried out in the port offered by Charterers (which must have suitable accommodation for the purpose and reception facilities for tank washings and residues), the vessel shall be off-hire from the time she arrives at such port until drydocking is completed and she is in every way ready to resume Charterers’ service and is at the position at which she went off-hire or a position no less favourable to Charterers , whichever she first attains. However,~~

~~(i)             provided that Owners exercise due diligence in gas-freeing, any time lost in gas-freeing to the standard required for entry into drydock for cleaning and painting the hull shall not count as off-hire, whether~~

~~lost on passage to the drydocking port or after arrival there (notwithstanding Clause 21), and~~
~~(ii)~~

~~any additional time lost in further gas- freeing to meet the standard required for hot work or entry to cargo tanks shall count as off-hire, whether lost on passage to the drydocking port or after arrival there.~~

 ~~Any time which, but for sub-Clause (i) above, would be off-hire, shall not be included in any calculation under Clause 24.~~
 ~~The expenses of gas-freeing, including without limitation the cost of bunkers, shall be for Owners account.~~
(c)

~~If Owners require the vessel, instead of proceeding to the offered port, to carry out periodical drydocking at a special port selected by them, the vessel shall be off-hire from the time when she is released to proceed to the special port until she next presents for loading in accordance with Charterers’ instructions, provided, however, that Charterers shall credit Owners with the time which would have been taken on passage at the service speed had the vessel not proceeded to drydock. All fuel consumed shall be paid for by Owners but Charterers shall credit Owners with the value of the fuel which would have been used on such notional passage calculated at the guaranteed daily consumption for the service speed, and shall further credit Owners with any benefit they may gain in purchasing bunkers at the special port.~~

(d)

~~Charterers shall, insofar as cleaning for periodical drydocking may have reduced the amount of tank-cleaning necessary to meet Charterers’ requirements, credit Owners with the value of any bunkers which Charterers calculate to have been saved thereby, whether the vessel drydocks at an offered or a special port.~~

See additional clause 115

Ship Inspection	23

Charterers shall have the right at any time during the charter period to make such inspection of the vessel as they may consider necessary. This right may be exercised as often and at such intervals as Charterers in their absolute discretion may determine and whether the vessel is in port or on passage. Owners affording all necessary co-operation and accommodation on board provided, however,

(i)

that neither the exercise nor the non-exercise, nor anything done or not done in the exercise or non-exercise, by Charterers of such right shall in any way reduce the master’s or Owners’ authority over, or responsibility to Charterers or third parties for, the vessel and every aspect of her operation, nor increase Charterers’ responsibilities to Owners or third parties for the same; and

			(ii)	that Charterers shall not be liable for any act, neglect or default by themselves, their servants or agents in the exercise or non-exercise of the aforesaid right.

Detailed Description and Performance	24	(a)	Owners guarantee that the speed and consumption of the vessel shall be as follows: -
				Average speed	Maximum average bunker consumption

				In knots	main propulsion	auxiliaries
					fuel oil/diesel oil	fuel oil/diesel oil
				Laden	tonnes	tonnes

Ballast

The foregoing bunker consumptions are for all purposes except cargo heating and tank cleaning and shall be pro-rated between the speeds shown.

The service speed of the vessel is 12.5 knots laden and 12.5 knots in ballast and in the absence of Charterers’ orders to the contrary the vessel shall proceed at the service speed. However if more than one laden and one ballast speed are shown in the table above Charterers shall have the right to order the vessel to steam at any speed within the range set out in the table (the “ordered speed”).

If the vessel is ordered to proceed at any speed other than the highest speed shown in the table, and the average speed actually attained by the vessel during the currency of such order exceeds such ordered speed plus 0.5 knots (the “maximum recognised speed”), then for the purpose of calculating any increase or decrease of hire under this Clause 24 the maximum recognised speed shall be used in place of the average speed actually attained.

For the purposes of this charter the “guaranteed speed” at any time shall be the then-current ordered speed or the service speed, as the case may be.

The average speeds and bunker consumptions shall for the purposes of this Clause 24 be calculated by reference to the observed distance from pilot station to pilot station on all sea passages during each period stipulated in Clause 24 (c), but excluding any time during which the vessel is (or but for Clause 22(b) (i) would be) off-hire and also excluding “Adverse Weather Periods”, being (i) any periods during which reduction of speed is necessary for safety in congested waters or in poor visibility (ii) any days, noon to noon, when winds exceed force 8 on the Beaufort Scale for more than 12 hours.

		(b)	If during any year from the date on which the vessel enters service (anniversary to anniversary )

			the vessel falls below or exceeds the performance guaranteed in Clause 24(a) then if such shortfall or excess results
			(i)

from a reduction or an increase in the average speed of the vessel, compared to the speed guaranteed in Clause 24(a), then an amount equal to the value at the hire rate of the time so lost or gained, as the case may be, shall be deducted from or added to the hire paid;

			(ii)

from an increase or a decrease in the total bunkers consumed, compared to the total bunkers which would have been consumed had the vessel performed as guaranteed in Clause 24 (a), an amount equivalent to the value of the additional bunkers consumed or the bunkers saved, as the case may be, based on the average price paid by Charterers for the vessel’s bunkers in such period, shall be deducted from or added to the hire paid. The addition to or deduction from hire so calculated for laden and ballast mileage respectively shall be adjusted to take into account the mileage steamed in each such condition during Adverse Weather Periods, by dividing such addition or deduction by the number of miles over which the performance has been calculated and multiplying by the same number of miles plus the miles steamed during the Adverse Weather Periods, in order to establish the total addition to or deduction from hire to be made for such period. Reduction of hire under the foregoing sub-Clause (b) shall be without prejudice to any other remedy available to Charterers.

		(c)

Calculations under this Clause 24 shall be made for the yearly periods terminating on each successive anniversary of the date on which the vessel enters service, and for the period between the last such anniversary and the date of termination of this charter if less than a year. Claims in respect of reduction of hire arising under this Clause during the final year or part year of the charter period shall in the first instance be settled in accordance with Charterers’ estimate made two months before the end of the charter period. Any necessary adjustment after this charter terminates shall be made by payment by Owners to Charterers or by Charterers to Owners as the case may require.

			Payments in respect of increase of hire arising under this Clause shall be made promptly after receipt by Charterers of all the information necessary to calculate such increase.

			Clause 24 to be amended by and read with additional clauses 51, 54 and 55.

Salvage	25

Subject to the provisions of Clause 21 hereof, all loss of time and all expenses (excluding any damage to or loss of the vessel or tortious liabilities to third parties) incurred in saving or attempting to save life or in successful or unsuccessful attempts at salvage shall be borne equally by Owners and Charterers provided that Charterers shall not be liable to contribute towards any salvage payable by Owners arising in any way out of services rendered under this Clause 25.

			All salvage and all proceeds from derelicts shall be divided equally between Owners and Charterers after deducting the master’s, officers’ and crew’s share.

Lien	26

                ~~Owners shall have a lien upon all cargoes and all freights, sub-freights and demurrage for any amounts due under this charter; and Charterers shall have a lien on the vessel for all monies paid in advance and not earned, and for all claims for damages arising from any breach by Owners of this charter.~~

Exceptions	27	(a)

The vessel, her master and Owners shall not, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure arising or resulting from any act, neglect or default of the master, pilots, mariners or other servants of Owners in the navigation or management of the vessel; fire, unless caused by the actual fault or privity of Owners; collision or stranding; dangers and accidents of the sea; explosion, bursting of boilers, breakage of shafts or any latent defect in hull, equipment or machinery; provided, however that Clauses 1,2,3 and 24 hereof shall be unaffected by the foregoing. Further, neither the vessel, her master or Owners, nor Charterers shall, unless otherwise in this charter expressly provided, be liable for any loss or damage or delay or failure in performance hereunder arising or resulting from act of God, act of war, seizure under legal process, quarantine restrictions, strikes, lock-outs, riots, restraints of labour, civil commotions or arrest or restraint of princes, rulers or people.

		(b)	The vessel shall have liberty to sail with or without pilots, to tow or go to the assistance of vessels in distress and to deviate for the purpose of saving life or property.
		(c)	Clause 27 (a) shall not apply to or affect any liability of Owners or the vessel or any other relevant person in respect of
			(i)

loss or damage caused to any berth, jetty, dock, dolphin, buoy, mooring line, pipe or crane or other works or equipment whatsoever at or near any place to which the vessel may proceed under this charter, whether or not such works or equipment belong to Charterers, or

			(ii)

~~any claim (whether brought by Charterers or any other person) arising out of any loss of or damage to or in connection with cargo. All such claims shall be subject to the Hague-Visby Rules or the Hague Rules, as the case may be, which ought pursuant to Clause 38 hereof to have been incorporated in the relevant bill of lading ( whether or not such Rules were so incorporated ) or, if no such bill of lading is issued, to the Hague-Visby Rules.~~

any claim (whether brought by Charterers or any other person) arising out of any loss of, or damage to, or in connection with, the cargo shall be subject to the Hague Visby Rules, or the Hague Rules, or the Hamburg Rules as the case may be. Such rules which ought, pursuant to clause 38 (as replaced by additional clause 88) hereof, to have been incorporated in the relevant Bill of Lading (whether or not such rules were so incorporated) shall apply, or if no such bill of lading is issued, the Hague Visby Rules are to apply, unless the Hamburg Rules are compulsorily in which case the Hamburg Rules are to apply instead.

Also see additional clause 88

		(d)	In particular and without limitation, the foregoing subsections (a) and (b) of this Clause shall not

				apply to or in any way affect any provision in this charter relating to off-hire or to reduction of hire.

Injurious Cargoes	28

No acids, explosives or cargoes injurious to the vessel shall be shipped and without prejudice to the foregoing any damage to the vessel caused by the shipment of any such cargo, and the time taken to repair such damage, shall be for Charterers’ account. No voyage shall be undertaken, nor any goods or cargoes loaded, that would expose the vessel to capture or seizure by rulers or governments.

Grade of Bunkers	29

~~Charterers shall supply marine diesel oil/fuel oil with a maximum viscosity of                      Centistokes at 50 degrees Centigrade/ACGFO for main propulsion and diesel oil/ACGFO for the auxiliaries. If Owners require the vessel to be supplied with more expensive bunkers they shall be liable for the extra cost thereof.~~

                ~~Charterers warrant that all bunkers provided by them in accordance herewith shall be of a quality complying with the International Marine Bunker Supply Terms and Conditions of Shell International Trading Company and with its specification for marine fuels as amended from time to time.~~See additional clauses 51 and 52.

Disbursements	30

Should the master require advances for ordinary disbursements at any port, Charterers or their agents shall make such advances to him, in consideration of which Owners shall pay a commission of two and a half per cent, and all such advances and commission shall be deducted from hire.

Laying-up	31

                ~~Charterers shall have the option, after consultation with Owners, of requiring Owners to lay up the vessel at a safe place nominated by Charterers, in which case the hire provided for under this charter shall be adjusted to reflect any net increases in expenditure reasonably incurred or any net saving which should reasonably be made by Owners as a result of such lay-up, Charterers may exercise the said option any number of times during the charter period.~~

Requisition	32

Should the vessel be requisitioned by any government, de facto or de jure, during the period of this charter, the vessel shall be off-hire during the period of such requisition, and any hire paid by such government in respect of such requisition period shall be for Owners’ account. Any such requisition period shall count as part of the charter period.

Outbreak of War	33

If war or hostilities break out between any two or more of the following countries: U.S.A., ~~U.S.S.R.~~  Russian Federation, P.R.C., U.K., ~~Netherlands-~~ and the vessel’s flag state both Owners and Charterers shall have the right to cancel this charter.

Additional War Expenses	34

If the vessel is ordered to trade in areas where there is war (de facto or de jure) or threat of war as determined by the Joint War Committee Listed Areas, Charterers shall reimburse Owners for any additional insurance premia, crew bonuses for areas designated by the International Bargaining Forum (IBF) framework agreement and other expenses which are reasonably incurred by Owners as a consequence of such orders, provided that Charterers are given notice of such expenses as soon as practicable and in any event before such expenses are incurred, and provided further that Owners obtain from their insurers a waiver of any subrogated rights against Charterers in respect of any claims by Owners under their war risk insurance arising out of compliance with such orders.

War Risks	35	(a)

The master shall not be required or bound to sign bills of lading for any place which in his or Owners’ reasonable opinion is dangerous or impossible for the vessel to enter or reach owing to any blockade, war, hostilities, warlike operations, civil war, civil commotions or revolutions.

		(b)

If in the reasonable opinion of the master or Owners it becomes, for any of the reasons set out in Clause 35 (a) or by the operation of international law, dangerous, impossible or prohibited for the vessel to reach or enter, or to load or discharge cargo at, any place to which the vessel has been ordered pursuant to this charter (a “place of peril”), then Charterers or their agents shall be immediately notified by telex or radio messages, and Charterers shall thereupon have the right to order the cargo, or such part of it as may be affected, to be loaded or discharged, as the case may be, at any other place within the trading limits of this charter (provided such other place is not itself a place of peril). If any place of discharge is or becomes a place of peril, and no orders have been received from Charterers or their agents within 48 hours after dispatch of such messages, then Owners shall be at liberty to discharge the cargo or such part of it as may be affected at any place which they or the master may in their or his discretion select within the trading limits of this charter and such discharge shall be deemed to be due fulfilment of Owners’ obligations under this charter so far as cargo so discharged is concerned.

			(c)

The vessel shall have liberty to comply with any directions or recommendations as to departure, arrival, routes, ports of call, stoppages, destinations, zones, waters, delivery or in any other wise whatsoever given by the government of the state under whose flag the vessel sails or any other government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority including any de facto government or local authority or by any person or body acting or purporting to act as or with the authority of any such government or local authority or by any committee or person having under the terms of the war risks insurance on the vessel the right to give any such directions or recommendations. If by reason of or in compliance with any such directions or recommendations anything is done or is not done, such shall not be deemed a deviation.

If by reason of or in compliance with any such direction or recommendation the vessel does not proceed to any place of discharge to which she has been ordered pursuant to this charter, the vessel may proceed to any place which the master or Owners in his or their discretion select and there discharge the cargo or such part of it as may be affected. Such discharge shall be deemed to be due fulfilment of Owners’ obligations under this charter so far as cargo so discharged is concerned.

				Charterers shall procure that all bills of lading issued under this charter shall contain the Chamber of Shipping War Risks Clause 1952.

Both to Blame Collision Clause	36

If the liability for any collision in which the vessel is involved while performing this charter falls to be determined in accordance with the laws of the United States of America, the following provision shall apply:

“If the ship comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the master, mariner, pilot or the servants of the carrier in the navigation or in the management of the ship, the owners of the cargo carried hereunder will indemnify the carrier against all loss, or liability to the other or non-carrying ship or her owners in so far as such loss or liability represents loss of, or damage to, or any claim whatsoever of the owners of the said cargo, paid or payable by the other or non-carrying ship or her owners to the owners of the said cargo and set off, recouped or recovered by the other or non-carrying ship or her owners as part of their claim against the carrying ship or carrier.”

“The foregoing provisions shall also apply where the owners, operations or those in charge of any ship or ships or objects other than, or in addition to, the colliding ships or objects are at fault in respect of a collision or contact.”

Charterers shall procure that all bills of lading issued under this charter shall contain a provision in the foregoing terms to be applicable where the liability for any collision in which the vessel is involved falls to be determined in accordance with the laws of the United States of America.

New Jason Clause	37

General average contributions shall be payable according to the York/Antwerp Rules, 1994 (as subsequently amended from time to time), and shall be adjusted in London in accordance with English law and practice but should adjustment be made in accordance with the law and practice of the United States of America, the following provision shall apply:

“In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the carrier is not responsible by statute, contract or otherwise, the cargo, shippers, consignees or owners of the cargo shall contribute with the carrier in general average to the payment of any sacrifices, losses or expenses of a general average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the cargo.”

“If a salving ship is owned or operated by the carrier, salvage shall be paid for as fully as if the said salving ship or ships belonged to strangers. Such deposit as the carrier or his agents may deem sufficient to cover the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, shippers, consignees or owners of the cargo to the carrier before delivery.”

Charterers shall procure that all bills of lading issued under this charter shall contain a provision in the foregoing terms, to be applicable where adjustment of general average is made in accordance with the laws and practice of the United States of America.

Clause Paramount	38

                ~~Charterers shall procure that all bills of lading issued pursuant to this charter shall contain the following clause:~~

                ~~“(1) Subject to sub-clause (2) hereof, this bill of lading shall be governed by, and have effect subject to, the rules contained in the International Convention for the Unification of Certain Rules relating to Bills of Lading signed at Brussels on 25th August 1924 (hereafter the “Hague Rules”) as amended by the Protocol signed at Brussels on 23rd February 1968 ( hereafter the “Hague-Visby Rules” ). Nothing contained herein shall be deemed to be either a surrender by the carrier of any of his rights or immunities or any increase of any of his responsibilities or liabilities under the Hague-Visby Rules.”~~

                ~~(2) If there is governing legislation which applies the Hague Rules compulsorily to this bill of lading, to the exclusion of the Hague-Visby Rules, then this bill of lading shall have effect subject to the Hague Rules. Nothing herein contained shall be deemed to be either a surrender by the carrier of any of his rights or immunities or an increase of any of his responsibilities or liabilities under the Hague Rules.”~~

                ~~“(3) If any term of this bill of lading is repugnant to the Hague-Visby Rules, or Hague Rules if applicable, such term shall be void to that extent but no further.”~~

                ~~“(4) Nothing in this bill of lading shall be construed as in any way restricting, excluding or waiving the right of any relevant party or person to limit his liability under any available legislation and/or law.”~~See additional clause 88

TOVALOP	39	~~Owners warrant that the vessel is~~
		~~(i) a tanker in TOVALOP and~~
		~~(ii) properly entered in P & I Club and will so remain during the currency of this charter.~~

                ~~When an escape or discharge of Oil occurs from the vessel and causes or threatens to cause Pollution Damage, or when there is the threat of an escape or discharge of Oil (i.e. a grave and imminent danger of the escape or discharge of Oil which, if it occurred, would create a serious danger of Pollution Damage, whether or not an escape or discharge in fact subsequently occurs), then Charterers may, at their option, upon notice to Owners or master, undertake such measures as are reasonably necessary to prevent or minimize such Pollution Damage or to remove the Threat, unless Owners promptly undertake the same. Charterers shall keep Owners advised of the nature and result of any such measures taken by them and, if time permits, the nature of the measures intended to be taken by them. Any of the aforementioned measures taken by Charterers shall be deemed taken on Owners’ authority as Owners’ agent, and shall be at Owners’ expense except to the extent that:~~

		~~(1)~~	~~any such escape or discharge or Threat was caused or contributed to by Charterers, or~~
		~~(2)~~

~~by reason of the exceptions set out in Article III, paragraph 2, of the 1969 International Convention on Civil Liability for Oil Pollution Damage, Owners are or, had the said Convention applied to such Escape or discharge or to the Threat, would have been exempt from liability for the same, or~~

		~~(3)~~

~~the cost of such measures together with all other liabilities, costs and expenses of Owners arising out of or in connection with such escape or discharge or Threat exceeds one hundred and sixty United States~~

~~Dollars (US $160 ) per ton of the vessel’s Tonnage or sixteen million eight hundred thousand United States Dollars (US $16,800,000), whichever is the lesser, save and insofar as Owners shall be entitled to recover such excess under either the 1971 International Convention on the Establishment of an International Fund for Compensation for Oil Pollution Damage or under CRISTAL;~~

                ~~PROVIDED ALWAYS that if Owners in their absolute discretion consider said measures should be discontinued. Owners shall so notify Charterers and thereafter Charterers shall have no right to continue said measures under the provisions of this Clause 39 and all further liability to Charterers under this Clause 39 shall thereupon cease.~~

                ~~The above provisions are not in derogation of such other rights as Charterers or Owners may have under this charter or may otherwise have or acquire by law or any International Convention or TOVALOP.~~

                ~~The term “TOVALOP” means the Tanker Owners’ Voluntary Agreement Concerning Liability for Oil Pollution dated 7th January 1969, as amended from time to time, and the term “CRISTAL” means the Contract Regarding an Interim Supplement to Tanker Liability for Oil Pollution dated 14th January 1971, as amended from time to time. The terms “Oil”, “Pollution Damage”, and “Tonnage” shall for the purposes of this Clause 39 have the meanings ascribed to them in TOVALOP.~~  See additional clause 80(k)

Export Restrictions	40

The master shall not be required or bound to sign bills of lading for the carriage of cargo to any place to which export of such cargo is prohibited under the laws, rules or regulations of the country in which the cargo was produced and/or shipped.

Charterers shall procure that all bills of lading issued under this charter shall contain the following clause:

“If any laws rules or regulations applied by the government of the country in which the cargo was produced and/or shipped, or any relevant agency thereof, impose a prohibition on export of the cargo to the place of discharge designated in or ordered under this bill of lading, carriers shall be entitled to require cargo owners forthwith to nominate an alternative discharge place for the discharge of the cargo, or such part of it as may be affected, which alternative place shall not be subject to the prohibition, and carriers shall be entitled to accept orders from cargo owners to proceed to and discharge at such alternative place. If cargo owners fail to nominate an alternative place within 72 hours after they or their agents have received from carriers notice of such prohibition, carriers shall be at liberty to discharge the cargo or such part of it as may be affected by the prohibition at any safe place on which they or the master may in their or his absolute discretion decide and which is not subject to the prohibition, and such discharge shall constitute due performance of the contract contained in this bill of lading so far as the cargo so discharged is concerned.”

The foregoing provision shall apply mutatis mutandis to this charter, the references to a bill of lading being deemed to be references to this charter.

Law and Litigation	41	~~(a)~~	~~This charter shall be construed and the relations between the parties determined in accordance with the laws of England.~~
		~~(b)~~	~~Any dispute arising under this charter shall be decided by the English Courts to whose jurisdiction the parties hereby agree.~~
~~(c)~~

~~Notwithstanding the foregoing, but without prejudice to any party’s right to arrest or maintain the arrest of any maritime property, either party may, by giving written notice of election to the other party, elect to have any such dispute referred to the arbitration of a single arbitrator in London in accordance with the provisions of the Arbitration Act 1950, or any statutory modification or re-enactment thereof for the time being in force.~~

			~~(i)~~	~~A party shall lose its right to make such an election only if:~~
				~~(a)~~	~~it receives from the other party a written notice of dispute which -~~
~~(1) states expressly that a dispute has arisen out of this charter;~~
~~(2) specifies the nature of the dispute; and~~
~~(3) refers expressly to this clause 41(c)~~
~~and~~
				~~(b)~~	~~it fails to give notice of election to have the dispute referred to arbitration not later than 30 days from the date of receipt of such notice of dispute.~~
			~~(ii)~~	~~The parties hereby agree that either party may -~~
				~~(a)~~	~~appeal to the High Court on any question of law arising out of an award;~~
				~~(b)~~	~~apply to the High Court for an order that the arbitrator state the reasons for his award;~~
				~~(c)~~	~~give notice to the arbitrator that a reasoned award is required; and~~
				~~(d)~~	~~apply to the High Court to determine any question of law arising in the course of the reference.~~
~~(d)~~

~~It shall be a condition precedent to the right of any party to a stay of any legal proceedings in which maritime property has been, or may be, arrested in connection with a dispute under this charter, that that party furnishes to the other party security to which that other party would have been entitled in such legal proceedings in the absence of a stay.~~ See additional clause 89

Construction	42		The side headings have been included in this charter for convenience of reference and shall in no way affect the construction hereof.

IN WITNESS WHEREOF, The parties have caused this charter to be executed in duplicate the day and year herein first above written.

/s/ Dean Scaglione		/s/ Daniel Chu
Owners	Dean Scaglione	Charterers	Daniel Chu
	Director		Director

Privy parties

The following companies are involved and related to this deal:

Owners
Owners’ parent company / organisation:	Gener8 Maritime Inc.
Address:	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960

Contact Details:	Sean Bradley
chartering@gener8mgmt.com

Head Owners	GMR Neptune LLC
Full style:
Address:	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands, MH 96960

Contact:	Sean Bradley
chartering@gener8mgmt.com

Current Owners’ full style:	Same as Head Owners
Owners’ address:

Contact details: 24 hour contact name and number:

Owners’ chartering management company:	Gener8 Maritime Management LLC

Address:	299 Park Ave., 2nd Floor
New York, NY 10171 USA
Contact details for Chartering and operations	+1 212 763 5600 chartering@gener8mgmt.com

Owners Broker:	NA
Contact details for chartering and operations:

Chartering
Charterers’ full Style:	VL8 Pool Inc
Charterers’ address:	Trust Company Complex, Ajeltake Road, Ajeltake Island
Majuro, Marshall Islands MH 96960
Contact:	Jason Klopfer
jason@navig8group.com

Charterers’ Broker:	NA
Contact details for

chartering and operations:

In addition to clauses 1 through 42 of the SHELLTIME4 (issued December 1984) charter party the following additional clauses 43-118 are to apply. In any instance of a conflict the additional clauses are to overrule those of SHELLTIME4 (issued December 1984) and are to be binding.

The existence and details of this fixture to be kept strictly private and confidential between these parties and the same is not to be reported.

Additional Clauses 43-118

The Vessel

43. Additional description. [TBC]

In addition to the vessel’s Questionnaire 88, the vessel is further described as follows:

Detailed description of M/T Gener8 Neptune

Vessel’s actual class:
Ice class (if any):
Vessel’s flag:		Vessel’s flag:
Deadweight:		Deadweight:
Hull type:	Single skin	Double sided	Double bottom

Fitted equipment:	I.G.S.	Fitted equipment:	I.G.S.

Heating ability and heating equipment:	Coiled	Coil composition	Max capacity (Deg)

SWL of derricks (mt):
Vessel’s approvals:

Hull and machinery insured value

Tank groupings, segregations and tank capacity.

Group	Tanks used	Capacity of each tank (m3)	Total capacity (m3)
1
2
3
4
5

Capacity for bunkers and stores
Fuel oil (mt)	Diesel/gas oil (mt)
Fresh water (mt)	Stores (mt)

Cargo transfer rates. Loading capacity and discharging capacity.
Loading rate (m3ph)	Discharging rate (m3ph)

Ballast transfer rates
Taking on ballast (m3ph)	Discharging ballast (m3ph)
Maximum percentage of the deadweight in fully ballasted condition:

Nationality of ships complement and communications

Nationality of Master and name
Nationality of officers
Nationality of crew
Vessel’s call sign
Vessel’s email
Vessel’s phone number
Vessel’s fax number
Vessel’s telex number

44. Documentation.

For all time charters in excess of 30 days in period, the Owners shall arrange to deliver the following documents electronically within three working days of all subjects being lifted and the time charter confirmed:

a)	Questionnaire 88 (latest edition).
b)	General arrangement and capacity plans.
c)	Deadweight scale.
d)	Detailed cargo manifold arrangement drawing, loading scale and mooring plan.
e)	Cargo/ballast pumping and pipeline arrangement plans
(types of valves fitted to be clearly show).
g)	Plan of cargo tank ventilating and inert gas systems.
h)	Mooring arrangement plan.
i)	O.C.I.M.F. Ship Information Questionnaire (latest edition).

In the event that the above documents are not received with in time, the Charterers shall, in its option, be entitled to cancel the time charter or postpone delivery of the vessel until such documents have been received in full.

Owners shall provide Charterers with read only access for the vessel if she is registered with Q88.com. If the Owners has not registered the vessel with Q88.com, then they are to provide a copy of the OCIMF VPQ in .vpz format. The Q88.com is to be kept updated with all the required information, including but not limited to class certificates and approvals.

45. Fixed equipment.

a) Inert gas system.

The Owners warrants that the vessel has a working inert gas system and that the officers and crew are experienced in the operation of the system. The Owners further warrants that the vessel will arrive at load port with cargo tanks inerted when required by Charterers and that tanks will remain inerted throughout the voyage and during discharge.

The vessel’s inert gas system shall fully comply with regulation 62, chapter 11-2 of the SOLAS Convention 1974 as modified by its protocol of 1978 and Owners’ undertake that such system shall be operated by the officers and crew in accordance with the operational procedures set out in the IMO publication entitled “Inert Gas System 1983” as may, from time to time, be amended.

The Master may be requested by terminal personnel or independent inspector to breach the IGS for purpose of gauging, sampling, temperature determination and or determining the quantity of cargo remaining on board after discharge. The Master shall comply with these requests consistent with the safe operation of the vessel.

If the Charterers so requires, the Owners shall arrange for the vessel’s tanks to be de-inerted to facilitate inspection, gauging and sampling. Any time taken in de-inerting, inspecting, gauging, sampling, and re-inerting thereafter shall count as on-hire.

b) Crude oil washing.

The Owners warrant that the vessel is equipped with a fully functional crude oil washing system complying with the latest edition of the MARPOL, and have officers and crew skilled and competent in the operation of such a system. The Charterers shall have the right to require the vessel to crude oil wash the tanks in which the cargo is carried. The Owners agrees to conduct crude oil washing of all cargo tanks at discharge port(s) simultaneously with cargo discharge operations and the same is to be to the Charterers’ satisfaction.

c) Heating.

The Owners warrants that the vessel is fully fitted with tight and functioning heating coils in all cargo tanks, or with heat exchangers, and is capable of applying heat to the cargo as agreed in this charter. The vessel is to be able to receive cargo up to a maximum temperature of 165 degrees Fahrenheit. The vessel’s heating system is to be able to maintain a cargo temperature, if required to do so, up to a maximum of 135 degrees Fahrenheit. The vessel is to be able to increase the temperature of the whole cargo on board by at least 4 degrees Fahrenheit per day if so instructed.

Any delays and or expenses resulting from non-compliance with this clause shall be for the Owners’ account. Any lost time owing to deficient or improper operation of the inert gas system or otherwise resulting from non-compliance with this clause to be considered as off hire.

46. Cast iron.

The Owners warrant that all piping, valves, spools, reducers and other fittings comprising that portion of the vessel’s manifold system outboard of the last fixed rigid support to the vessel’s deck and used in the transfer of cargo, bunkers or ballast will be made of steel or nodular iron and that only steel reducer or spacer will be used between the ship’s valve and the loading arm.

The fixed rigid support for the manifold system must be designed to prevent both lateral and vertical movement of the manifold.  Owners further warrants that no more than one reducer or spacer will be used between the vessel’s manifold valve and the terminal hose or loading arm connection.  Owners warrants that all piping, valves, fittings and reducers on the manifold system or area used in the transfer of cargo and ballast will be made of steel or nodular iron.

47. Re-measurement.

The Charterers are to have the option to re-measure the vessel for the purpose of satisfying certain port or terminal regulations at any time during c/p period as often as required. All costs and time used for re-measuring to be for Charterers’ account. Owners are to advise if vessel has multiple load lines and if so, the corresponding deadweights.

48. Management and flag.

The Owners shall not change the Ownership or management of the vessel, or change the vessel’s flag or registry during the period of this charter without prior and written approval of the Charterers.

Any delay to the vessel caused by her flag or the nationality of her crew shall count as off hire.  All extra expenses and consequences, whatsoever, incurred by the Charterers attributable to the vessel’s flag or the nationality of her crew, will be for the Owners’ account.

49. Major oil company approvals.

(a)

The Owners will have the vessel regularly vetted by major or other oil companies always at the Charterers’ time to ensure as many as possible vetting approvals are maintained or obtained and to keep the Charterers regularly informed of the vetting status of the vessel.

(b)	Unless the vessel is a newbuilding and has not traded prior to its delivery under this charter then the vessel shall at all times comply with the following:

(i)	have approval / acceptance from a minimum of 4 of the following majors: Shell, BP, Exxonmobil, Chevtex, TotalFinaElf and Statoil (each an “Oil Major” and together, the “Oil Majors”); and

(ii)

have at least one (1) positive hydrocarbon discharge SIRE report from an Oil Major always less than six months old and its latest hydrocarbon discharge SIRE report from an Oil Major shall always be positive.

Immediately after a positive hydrocarbon discharge SIRE report from an Oil Major, it is assumed for the purpose of this clause that the vessel shall have approval / acceptance from all the Oil Majors except where an Oil Major has put in place a technical hold in relation to the Vessel and in all other cases, until proven otherwise as per the definition in clause 49 (d)(i).

(c)     If the vessel has been trading in areas where SIRE inspectors are unwilling to visit, the Owners are obliged to arrange a SIRE hydrocarbon discharge inspection at the first opportunity that the Vessel is in a discharge port where SIRE inspectors are willing to visit. If the Owners complies with this obligation, there shall be a grace period of three (3) weeks after the date of such inspection before the Charterers can exercise its rights as a result of a breach of clause 49(b)(ii).

(d)	For the purpose of this clause 49:

i)

the Vessel shall cease to have “approval/ acceptance” from an Oil Major if (x) the Vessel has a technical hold put over the Vessel by such Oil Major or (y) the Vessel is, for whatever reason, rejected or not accepted, approved or preferred by such Oil Major for a prospective voyage charter when nominated by the Charterers who shall, if possible, disclose to Owners material facts for such nomination and shall, if possible, provide the Owners with the opportunity to refer to such Oil Major for the reasons of non acceptance; and

ii)

a SIRE report is “positive” if (x) it contains no recommendations / deficiencies, or any deficiencies noted have been rectified by the Owners and (y) the vessel’s technical manager listed in the SIRE report has not changed.

(e)  The Owners represents and warrants that the Oil Majors approving of the vessel at the time of delivery are:

Major oil company name	Approval expires
[TBC]

If there is any misrepresentation of the Oil Major approvals of the vessel at the time of the delivery by the Owners, the Charterers shall have the right to cancel the Charter and redeliver the vessel back to the Owners forthwith.

(f) If the Vessel is a newbuilding and has obtained a BP Newbuilding Questionnaire and a Shell Idle Inspection, the Owners shall have a grace period of 3 months from the date of delivery under this charter before the Charterers can exercise their rights as a result of a breach by Owners of the provisions of clause 49(b).

(g)

If the Charterers so requests, the Owners shall also arrange for further inspections by other oil company(ies) as required, as per Charterers’ trading program. The cost for such further inspection shall (provided the Owners first informs the cost to the Charterers) be for the Charterers’ account save where the SIRE report for such inspection is not positive, in which case all inspection costs incurred for such inspection shall be for Owners’ account.

(h)

If the vessel fails to comply with the Oil Major and/or SIRE requirements in clause 49(b), Charterers have the option either: (i) to redeliver the vessel under this Charter to Owners by giving minimum 30 days notice without penalty to either party and such redelivery to take place within the agreed redelivery range as provided in the charter party or (ii) put the vessel off-hire under this charter until such failure to comply has been rectified. In the event that the vessel has been placed off-hire for a period of more than thirty (30) consecutive days within the terms of this clause, then Charterers shall have the right to cancel this Charter and redeliver the vessel to Owners in accordance with the terms of the this Charter without any further liability to either party.

(i)

The Owners agrees that they shall participate in OCIMF’s TMSA (Tanker Management Self Assessment) and the Owners will keep the Charterers informed of the levels reached or obtained in such programme. The Owners failing to achieve TMSA acceptance with OCIMF will give Charterers the right either (i) to redeliver the vessel to Owners by giving minimum 30 days notice without penalty to either party and such redelivery to take place within the agreed redelivery range as provided in the charter or (ii) put the vessel off-hire under this charter until such failure to comply has been rectified. In the event that the vessel has been placed off-hire for a period of more than thirty (30) consecutive days within the terms of this clause, then Charterers shall have the right to cancel this Charter and redeliver the vessel to Owners in accordance with the terms of the this Charter without any further liability to either party.

50. English Language and effective communication.

The vessel will be manned/crewed with a Master and Officers able to communicate both verbally and in written English, so as to ensure smooth communication with the Charterers, its agents and the shore personnel of any suppliers and receivers.

The Owners guarantees that the vessel is equipped with the technical and human means capable to send and receive via satellite or radio, all messages necessary to the commercial operation of the Charterers.

The communication costs paid by the Charterers to the Owners cover access to the vessel’s email, telex, fax and phone facilities, without restrictions. This access is to be extended to the Charterers’ agents, brokers, bunker suppliers and all such parties involved in the vessel’s voyage.

Bunkers, Speed and consumptions, Performance.

51. Speed and consumption warranty. [TBC]

The Owners warrants that the vessel will perform as follows. The following speeds and consumptions to be applicable up to and including force 5 on the Beaufort Scale.

Please complete in full:

Speeds and consumptions for main engine steaming in open waters - IFO:

Type of	Speed (Knots)		Consumption (MT per day)
steaming	Laden	Ballast	Laden	Ballast
Full speed
Performing speed
Economic speed

Speeds and consumptions for main engine steaming in open waters — MGO (SECA Areas only):

Type of	Speed (Knots)		Consumption (MT per day)
steaming	Laden	Ballast	Laden	Ballast
Full speed
Performing speed
Economic speed

Extra consumptions for auxiliary engines:

Additional IFO	Additional MGO	Additional MDO

Bunker consumptions in port and discharging

Activity	Amount of IFO	Amount of MDO	Time allocated (hrs)
Idle
Manoeuvring in shallow water
Loading full cargo
Discharge full cargo

Bunker consumptions for other activities:

Activity	Amount of IFO	Amount of MDO	Time allocated (hrs)
To clean from clean to clean
To clean from dirty to clean
To inert vessel
To gas free vessel
To maintain 135Deg F
To raise cargo temp
To ballast
To de-ballast
Crude Oil Wash

To the extent that there is any conflict between SHELLTIME4 clause 24 and this clause 51, this clause 51 shall take precedence.

52. Bunker quality and supply.

The Owners confirms that the bunker specification and quantity on board at delivery, which is to be confirmed with supporting documents, to be as follows:

Fuel Type	Specific Grade	Quantity R.O.B. (mt)
IFO
MDO
MGO
Other
Other

The Charterers are to make best endeavours to provide bunkers of the quality and type suitable for burning in the vessel’s main engine, auxiliary engines and boilers with a maximum viscosity of 380 CST and which conforms to the specifications of RMG 380 in ISO 8217 as last amended and to supply marine diesel oil of grade DMA conforming to the specifications of ISO 8217 as last amended. If Owners require the vessel to be supplied with more expensive bunkers they shall be liable for the extra cost thereof.

In areas of the world where such bunkers are not available, ISO standards are exceeded or ISO standards cannot be guaranteed (for example in countries where local state oil company specifications apply), the Charterers must supply bunkers as available locally. In such circumstances the local bunker specifications are to meet with the Owners’, or the Master’s, approval that is not to be unreasonably withheld.

Owners are solely responsible for checking the quality and quantity of the bunkers supplied and Charterers’ responsibility is limited to an obligation of due diligence to order the correct grade and quantity. Any discrepancy in the quantity of bunkers supplied and received, where the received quantity is less than the supplied quantity, is to be protested by master immediately upon receipt of bunkers. Owners are responsible for any discrepancy that is not immediately protested as above, or is only subsequently identified, and the value of the shortfall in bunkers received can at Charterers’ option be deducted from hire. Charterers shall have the right to ullage, inspect and sample vessel’s bunker tanks as well as inspect vessel’s void spaces and other tanks whatsoever.

The gauging of bunker barge soundings (of all tanks, whether or not nominated for discharge) and the sealing of the bunker sample must be witnessed by the vessel’s master or chief engineer in accordance with Charterers’ standard general instructions to masters provided to the Master from time to time. Owners shall be barred from bringing any claims against Charterers as to the quality of bunkers supplied under this Charter after such time-bar described in next paragraph has expired.

Should any dispute arise as to the quality of the bunkers supplied under this Charter (such to be time-barred unless notified by Owners to Charterers within 15 days of supply) then the Owners and the Charterers are to agree to a joint re-analysis of a representative sample, which has been witnessed and signed by the bunkering ship or barge representative, at a laboratory acceptable to Owners and Charterers. The sample for testing shall be the sample which has its seal number endorsed on the Bunker Delivery Receipt. The result of this analysis will be final and binding on all parties. Owners will arrange to have the delivered fuel tested by an internationally recognized fuel testing laboratory such as DNV or similar.

53. Bunker settlement.

The Charterers will accept and purchase the bunkers onboard the vessel at time and place of delivery. The Charterers shall pay for the bunkers on delivery at the price that the Owners last bunkered the vessel prior to delivery on a first-in, first-out basis, as evidenced by supporting invoices and bunker delivery receipts. An independent inspector will verify the actual quantity of bunkers remaining on board at time of delivery. The cost of such a bunker survey is to be split 50/50 between the Owners and the Charterers. Vessel shall be delivered by Owners to Charterers with minimum amount of bunkers required to safely reach the nearest bunkering port.

The Charterers shall endeavour to re-deliver the vessel to the Owners with a similar quantity of bunkers on board at re-delivery to those at the time of delivery. The Owners will accept and purchase the bunkers onboard the vessel at time and place of redelivery. The Owners shall pay for the bunkers on redelivery at the price that the Charterers last bunkered the vessel prior to redelivery on a first-in, first-out basis, as evidenced by supporting invoices and bunker delivery receipts. An independent inspector will verify the actual quantity remaining on board at the time of re-delivery. The cost of such bunker survey is to be split 50/50 between the Owners and the Charterers. Vessel shall be redelivered by Charterers to Owners with minimum amount of bunkers required to safely reach the nearest bunkering port.

54. Performance warranty.

The speed and consumptions of the vessel provided by the Owners in accordance with Clause 51 will be binding to this charter. Where the vessel is a newbuild upon delivery under this Charter, the speed, consumptions at sea and consumptions in ports will be reviewed and actualised on the basis of performance data over the first 3 months. Such actualisation will be calculated separately for laden, ballast and in port consumptions.

The data will be used for the purposes of reviewing and determining the vessel’s total costs under the pool agreement for the vessel. Save for adjustments to the vessel total costs, no claims for over performance or under performance to be allowed. SHELLTIME4 clause 24 shall be read together with this clause 54 and to the extent that there is conflict between the two provisions, this clause 54 shall take precedence.

55. Monitoring vessel’s performance.

The parties agree that the vessel’s performance shall be monitored by a third party independent weather routing service nominated by the Charterers. Charterers shall pay all cost and expenses of such service provider. Owners agree that the Master’s daily noon and other required reports for the vessel shall be sent to the weather routing service provider and such data regarding distance sailed and bunkers consumed shall be used to evaluate the vessel’s performance for the purposes of the semi-annual Periodic Performance Review of the vessel under the Pool Agreement for the vessel. The weather routing service provider’s data regarding weather conditions during the vessel’s voyages shall be used for the purposes of such evaluation.

56. Vessel tracking.

It is agreed that the Charterers may from the time of fixing until completion of the charter period employ an Inmarsat C tracking system on the vessel. Such tracking system works using data provided automatically from the vessel’s on-board Inmarsat C system and can be installed simply, either remotely, or on some older systems, with minimal set up. The system will automatically provide information on the vessel’s position at set intervals.  Such information is displayed through password controlled Internet access.  (Charterers will, if required, supply the Owners with read-only access to this information through a website).

All registration and direct communication costs relating to this tracking system will be for the Charterers’ account. The Charterers will advise the Owners when the system is operative and confirm termination on completion of this charter. The OWNERS are required to supply the following information to the Charterers to enable installation, such information to form part of this charter.

VESSEL’S NAME	GENMAR ATLAS
INMARSAT NUMBER 9 DIGITS (1ST IS 4)
MAKE AND MODEL OF TERMINAL
MODEL NUMBER
TERMINAL S/W VERSION
SERIAL NUMBER

57. Sailing plan and notice of any delay.

The Master is to notify the Charterers, before commencing next ocean passage and prior to sailing from port, his intended sailing plan, routing, estimated duration of the voyage and estimated arrival date and time at the next destination. If during the course of any voyage the vessel experiences a delay, of any nature, which will affect the Master’s estimated arrival time at the next port in excess of six hours the Master is to immediately contact the Charterers by phone then follow up in writing. The Master is to provide a detailed explanation of the reason for the delay, any problems that have been caused to the vessel and provide the Charterers with a revised estimated time of arrival.

58. Weather routing service.

Owners hereby acknowledge that Fleetweather is currently Charterers’ nominated weather routing service provider.

Charterers may provide suggestions concerning navigation based on advice from the weather routing service provider and such suggestions shall be followed by Master. The Master, at his reasonable discretion, may not follow suggested route if such route will cause a threat to the vessel and or cargo or the performance will not be improved. In such case the Master is to describe in detail the reasons for departing from the suggested route.

59. Traffic separation.

In the interests of safety Owners will recommend that the Master is to observe the recommendations as to traffic separation and routing as issued from time to time by the I.M.O. or as promulgated by the state of the flag of the vessel, or the state in which the effective management of the vessel is exercised.

Financial

60. Commission.

Commission is payable as per the terms of the Pool Agreement.

61. Taxes on the vessel or the hire.

Any and all taxes and or dues on the vessel and or the hire payments to the Owners are to be for the Owners’ account and settled directly by them.

62. Extension of period.

Any loss of time during which the vessel is off hire shall count as part of the charter period.  The Charterers, however, in its option shall be able to add any or all of the off hire time to the period of the charter as an extension of the charter period.

Cargo Operations

63. Pumping performance.

On the basis of homogeneous cargo, the Owners warrants that the vessel can discharge the entire cargo within 24 (twenty four) hours or maintain a minimum pressure of 100 P.S.I. (pounds per square inch) at the vessel’s manifolds providing shore facilities are capable of receiving the same, excluding crude oil washing and stripping time. The vessel shall be equipped with pressure gauges at each manifold that are maintained in a proper working condition. Furthermore each gauge shall have a valid test certificate. The Owners are requested to instruct the Master to clarify by protest letter whenever the pumping time exceeds the warranted period.

Failing the above, the Charterers will deduct from hire excessive pumping time over and above such warranted time. If the vessel’s performance is below the referenced standard and pumping is delayed, due to the vessel’s deficiency, the Charterers have the right to withdraw the vessel from the berth until such deficiencies are remedied. All extra costs incurred as a result of this to be for Owners’ account and all time lost as a result is to be deducted from hire. The Owners will receive no credit or compensation if the vessel is able to discharge at a rate greater than specified above.

At each port of discharge, the vessel is to maintain a proper and accurate discharge pumping record. This log must be countersigned by Master, Discharge Port Inspector and representative of the receiving terminal, if available. On completion of discharge, this record is to be promptly faxed to the Charterers.

64. Tank cleaning.

On delivery, the vessel is to be suitably clean to carry Charterers nominated cargo, within the terms of this charter party, in all tanks (inclusive slop tanks).

Owners warrant that the Master, Officers and crew are familiar with and trained in tank cleaning procedures including wall washing techniques to enable Charterers to maximize the vessel’s carrying capacity within the limits of the permitted cargoes and tank coating manufacturer’s restrictions. A copy of any such restrictions is to be faxed to Charterers latest 7 days after the day of this charter party.

The Owners shall be responsible for cleaning tanks, lines and pumps between voyages in such manner as to enable vessel to pass inspection for the Charterers’ next nominated cargo upon arrival at the port of loading providing sailing / delivery time between voyages permit. The master is to advise his intended cleaning procedure to the Charterers.

Charterers to supply cleaning detergents and chemicals at their cost as required. Charterers have the right to put on board their supercargo as an advisor to the crew to carry out the cleaning process.

Where applicable, the vessel’s crew is to perform sweeping (squeegeeing) and tank cleaning after vegoil, palmoil, molasses cargo to water white standard when required by Charterers. The Charterers will pay USD 100 per tank for this combined sweeping and cleaning service after vegoil, palmoil, molasses cargo.

Chemicals for special cleaning are to be paid for by the Charterers.

Should the vessel fail a tank inspection, all time, bunker and costs incurred from the time when notice of readiness was originally tendered prior to the failed tank inspection will be for Owners account. Vessel will be off-hired from the time the Vessel originally tendered notice of readiness prior to the failed tank inspection until the Vessel passes the tank inspection and retenders her NOR.

65. Ballasting and deballasting operations.

The Owners warrants that the vessel is able to ballast and de-ballast concurrently with cargo operation. Under normal ballasting pattern, the vessel will take a maximum of 4 hours to de-ballast ready for loading. Should the vessel have to ballast for safety reasons (storm ballast), the maximum time for de-ballasting shall not apply. Any time lost by vessel being unable to ballast or de-ballast concurrently with cargo operation to be for the Owners’ account and may be deducted from hire unless such ballasting or de-ballasting concurrently with cargo operation is prohibited by local regulations.

66. Tank washings and prevention of pollution.

The vessel is to be delivered to the Charterers and re delivered back to the Owners free of slops, however, if this is not operationally possible then the following clause to apply.

In relation to tank washings the Master shall:

At the start of the ballast passage before presenting for loading at the commencement of this charter, retain on board all oil residues remaining in the vessel from one previous cargo in one slop tank, which the Charterers are to accept and arrange disposal of at Owners’ cost and time.

During tank washing collect the washing into one cargo compartment and, after maximum separation of free water, discharge such water overboard always, however, in accordance with international pollution legislation.

Notify the Charterers by email or telephone of the amounts of oil and water in segregated tank washings.

On being so notified the Charterers shall, before the vessel’s arrival at the loading port, give instructions for the disposal of such segregated tank washing. The Owners shall ensure that the Master, on the vessel’s arrival at the loading port, is to arrange in conjunction with the cargo suppliers for the measurement of the quantity of such segregated tank washings and make a note of such quantity in the vessel’s Oil record book.  Owners shall ensure that the Master shall keep the water in such segregated tank washing to a minimum.

On re-delivery the Owners will accept the vessel back into their control with the washings from one previous cargo on board in one slop tank.  The Charterers are to make best endeavours to keep such washings and or slops to a minimum. Owners shall arrange for such disposal at the vessel’s next port of call after re-delivery at Charterers’ cost and time.

67. Cargo retention.

In the event that any cargo remains on board upon completion of discharge, the Charterers shall have the right to deduct from hire an amount equal to the FOB port loading value of such cargo plus voyage freight due with respect thereto provided that the volume of cargo remaining on board is pumpable and reachable by the vessel’s fixed pumps, or would have been pumpable and reachable but for the fault or negligence of the Owners, the Master, the vessel or her crew, as determined by an independent surveyor appointed by the Charterers and acceptable to both the Owners and the Charterers, whose findings shall be final and binding. Any action or lack of action in accordance with this provision shall be without prejudice to any rights or obligations of the Charterers. For the purposes of this clause, any surveyor from an internationally reputable surveyor company shall be considered acceptable to both the Owners and the Charterers.

68. In transit loss.

The Owners are to be responsible for any cargo in-transit loss exceeding 0.3 % as determined by an independent surveyor appointed by the Charterers and acceptable to both the Owners and the Charterers, whose findings shall be final and binding. In-transit loss is defined as, the difference between net vessel’s volume after loading at the load port and before unloading at the discharge port, based on the independent surveyor’s figures. Calculation is always to be based on same cargo temperature. Such cargo in-transit losses are to be deducted from hire at an amount equal to the FOB load port value of such cargo, plus hire and bunkers with respect thereto. For the purposes of this clause, any surveyor from an internationally reputable surveyor company shall be considered acceptable to both the Owners and the Charterers.

69. Cargo transfer inspection.

The Charterers may, in its option, at their time and at its risk and expense place a representative on board to observe preparations for loading or discharging of the cargo during the period that the vessel is proceeding to or is in a port. Such representative to be suitably insured for all personal risk and liability by the Charterers. Such visits shall include, without limitation, access to the pump room, the engine room, the cargo control room, the navigation bridge and the deck area. The Charterers’ representative may render advice to the Master.  He will not, however, under any circumstances order or direct the taking of any particular action by vessel or crew or interfere in any way with the Master’s exercise of his authority.

70. Ship to ship transfer.

The Charterers shall have the option to load and discharge and/or lighten the vessel via ship-to-ship transfer at sea, at anchor or underway off any port or berth to berth, or double banking in any port within the trading limits of this Charter. The Charterers will provide all fenders, hoses and equipment necessary to perform the lightering operation. The Owners are to agree to allow supervisory personnel on board, including but not limited to a qualified/experienced Mooring Master, to assist in the performance of the lightering operation.

Owners and Charterers warrant that any ship-to-ship operation and equipment shall be carried out in accordance with the procedures set out in the last revised edition of the International Chamber of Shipping Oil Companies International Marine Forum, Ship-to-Ship Transfer Guide for Petroleum. Owners warrant that the vessel, master, officers and crew are, and shall remain during this Charter, capable of safely carrying out all the procedures in the current edition of the ICS/ OCIMF Ship to Ship Transfer Guide (Petroleum).

Operations shall be made under the exclusive direction, supervision and control of the vessel’s master and to the satisfaction of the mooring master and/or cargo STS advisor. Vessel’s master shall continue to be fully responsible for the operation, management and navigation of the Vessel during the entire STS operation. It is understood and agreed that the crew of the vessel will be required to assist handling fenders and cargo hoses as well as mooring and unmooring as designated by the Mooring Master at the transfer site at no additional cost to the Charterers.

Charterers shall notify Owners in advance when, where and how much cargo shall be carried out under such ship to ship transfer operations as well as any other relevant information required prior to the arrival of the Vessel at the intended ship to ship transfer site.

The vessel may be required to accept dirty ballast from one or more of Charterers lightering vessels in performance of the lightering operation if technically and operationally feasible and the Owners warrants that the Master will co-operate with the Mooring Master concerning dirty ballast to the extent possible in the Master’s discretion. The Charterers are to pay all costs related to removal of such ballast water ashore on a regular basis, and vessel shall be redelivered with no such waters/ROB.

Owners’ consent is required if Charterers wish to use the Vessel for more than two (2) consecutive ship-to-ship transfer operations, however such consent not to be unreasonably withheld.

71. Sea terminal.

The Owners warrants that the vessel, when calling at a sea terminal, will maintain her engines in readiness.  The vessel will be loaded and discharged in such manner that she, at any stage of loading or discharging operation, is able if necessary, for any reason, to immediately shut down cargo operations and promptly disconnect hoses and mooring lines to proceed to another anchorage at sea.

72. Agents and watchmen.

The Owners are to appoint their own agents when and if there is major Owners’ business such as extensive repairs, docking, and other extended off-hire periods. However, the Charterers’ choice of agents are to attend, at cost, to minor matters such as postage, cash advance to Master, crew transportations, medical, telexes, etc., on the Owners’ behalf.

Gangway watchmen and fire watchmen to be for the Owners’ account unless compulsory in which case the cost to be for the Charterers’ account, unless watchmen from vessel’s crew are sufficient and may be used.

73. Adherence to voyage orders.

Owner undertakes that, unless Charterers require otherwise, the Master will follow voyage instructions issued by Charterers which instructions shall include Charterers’ standard general instructions contained in the Masters Manual and/or Charterers’ Vessels Circular provided by Charterers to the Master from time to time. Owner shall be responsible for any time, cost, delay or loss associated with vessel deviating from Charterers’ voyage instructions including, without limitation, loading any cargo quantity in excess of, or short of, that instructed within the voyage orders.  If a discrepancy arises at loading terminal, Master is to contact Charterers at once concerning said discrepancy, before loading, to clarify the situation. If a conflict arises between terminal order and Charterers’ voyage instructions, the Master is to stop cargo operations and to contact Charterers at once. Terminal orders shall never supersede Charterers’ voyage instructions and any conflict shall be resolved prior to resumption of cargo operations. The vessel is not to resume cargo operations until Charterers have directed the vessel to do so.

74. International transport workers federation.

The Owners guarantees that the employment of the vessel’s officers and crew is covered by a bona-fide trade union agreement acceptable to the International Transport Workers Federation worldwide and will remain so during the currency of this charter. The vessel is to carry such agreement on board during the service. In the event that the vessel is delayed by strikes, labour disputes or any other discrimination or difficulties against the vessel because of: previous trade prior to commencement of this Charter; the Ownership; the flag; the officers, crew and the officer’s and crew’s employment conditions, all such time lost is to be considered as off hire and expenses directly incurred thereby including bunker fuel consumed during such periods to be for the Owners’ account.

Eligibility, Insurance and Certification

75. Classification and eligibility.

The Owners warrants that the vessel is in all respect eligible under applicable conventions, laws and regulations for trading to and from the port and places specified in clause 4 of this time charter party.  Furthermore, the vessel is not in any way listed as unacceptable by any Government or other organization whatsoever, nor is she debarred by any activity of any port within the agreed trading areas.  The vessel shall have on board for inspection by the authorities all certificates, records, compliance letters and other documents required for such services, including, but not limited to, a U.S. Coast Guard Certificate of Financial Responsibility (Oil Pollution) and the certificate required by Article VII of International Convention on Civil Liability for Oil Pollution Damage of 1969, as amended.

The Owners warrants that the vessel does and will throughout the duration of this charter fully comply with all applicable conventions, laws, regulations and ordinances of any international, national, state or local governmental entity having jurisdiction including, but not limited to:

(a)         the US Port and Tanker Safety Act, as amended,

(b)         the US Federal Water Pollution Control Act (Clean Water Act), as amended,

(c)          MARPOL 1973/78 as amended and extended,

(d)         SOLAS 1974/1978/1983 as amended and extended,

(e)          OPA 1990, as amended,

(f)           The EU Directive 2005/33/EC, as amended.

The Owners further warrants that any alterations (including time for alterations) to the ship to comply with any of these conventions, laws, regulations, ordinances and/or their amendments will be entirely at Owners’ expense.

The Owners further warrants to keep the vessel with unexpired classification in force at all time during the charter period.

Any delays, losses, expenses or damages arising as a result of failure to comply with any part of this clause shall be for the Owners’ account and the Charterers shall not be liable for any delay caused by failure to comply with these warranties.  Any resultant loss of time will be considered as off hire.

76. USCG compliance.

The Owners certifies that the vessel complies with the provisions of current U.S. Coast Guard regulations and any subsequent amendment thereto and all other applicable state pollution and safety laws, rules and regulations as may be promulgated and subsequent amendments thereto. The Owners further certifies that the vessel is not presently under an outstanding letter of discrepancy issued by the U.S. Coast Guard as a result of Coast Guard inspection of the vessel at a prior call at a U.S.A. port.

Owners warrant that they are aware of the requirements of the U.S Bureau of Customs and Border Protection ruling issued on December 5th 2003 under Federal Register Part II Department of Homeland Security 19 CFR Parts 4, 103, et al. and will comply fully with these requirements for entering U.S ports.

The vessel must possess a valid U.S.C.G Certificate of Compliance (COC) Certificate. Owners appreciate that without a COC in force, the Vessel may not be able to tender a valid NOR under Charterer’s sub-charter party, with loss of demurrage as a result. The Vessel will be off-hire for the period of time for which Charterers are unable to collect voyage charter laytime/demurrage due to the Vessel arriving in the U.S. without a valid U.S.C.G COC. Should the vessel be overdue for an annual interim COC exam and the U.S.C.G deems the vessel to be cargo restricted, the Vessel shall be considered as not being in possession of a valid COC. Should the vessel have to deviate, proceed to a layberth and / or incur additional costs to complete the COC exam, all deviation time, bunkers and port costs incurred will be for Owner’s account. The Vessel will return on hire at a position not less favourable to Charterers.

Should the Vessel fail the U.S.C.G COC inspection or Owners fail to arrange COC inspection prior to arrival, then the entire period of time in which Charterers are unable to collect Voyage laytime/demurrage shall be off-hire.

Should it be feasible to carry out the COC inspection at a port outside the USA (such as for example Singapore or Rotterdam), Charterers may request that Owners have the vessel inspected at such a location at Owners’s time and expense. Should Owners refuse to carry out the inspection as requested, the Vessel shall be off-hire from arrival at the US port of inspection and until the COC certificate has been issued.

In respect of US/Canadian Asian Gyspy Moth (AGM) regulations, Owners shall ensure that pre-departure certifications are obtained prior to departing AGM-affected ports and:

(a) all costs and associated costs of AGM certification;

(b) any time lost waiting for and undertaking the certification inspections; and

(c) any fines, delays, claims or other losses that are incurred in connection with non-compliance with AGM regulations, shall be for Owners’ account.

77. AMS and CBSA requirements.

(a)  If the Vessel loads or carries cargo destined for the US or passing through US ports in transit, the Owners shall comply with the current US Customs regulations (19 CFR 4.7) or any subsequent amendments thereto and shall undertake the role of carrier for the purposes of such regulations and shall submit a cargo declaration by AMS (Automated Manifest System) to the US Customs using the Charterers’ service provider and Charterers’ SCAC (Standard Carrier Alpha Code) and ICB (International Carrier Bond). Similarly, if the Vessel loads or carries cargo destined for Canada or passing through Canadian ports in transit, the Owners shall comply with the current Canadian customs regulations and any Canada Border Services Agency (CBSA) requirements, including those related to the Bonded Carrier Code.

(b) The Charterers shall provide all necessary information to the Owners and/or their agents to enable the Owners to submit a timely and accurate cargo declaration.

The Charterers shall assume liability for and shall indemnify, defend and hold harmless the Owners against any loss and/or damage whatsoever (including consequential loss and/or damage) and/or any expenses, fines, penalties and all other claims of whatsoever nature, including but not limited to legal costs, arising from the Charterers’ failure to comply with any of the provisions of this sub-clause.

(c) The Owners shall assume liability for and shall indemnify, defend and hold harmless the Charterers against any loss and/or damage whatsoever (including consequential loss and/or damage) and any expenses, fines, penalties and all other claims of whatsoever nature, including but not limited to legal costs, arising from the Owners’ failure to comply with any of the provisions of sub-clause (a).

(d)  Any implied assumption of the role of carrier by the Charterers pursuant to this Clause and for the purpose of the US Customs Regulations (19 CFR 4.7) or for the purposes of the Canadian Customs Regulations shall be without prejudice to the identity of carrier under any bill of lading, other contract, law or regulation.

The Owners will submit the cargo declaration via the Charterers service provider to the US or Canadian (as applicable) customs authorities, however the Charterers are obliged to provide all the necessary cargo information enabling Owners to submit the cargo declaration in a timely fashion. In this regard, Charterers indemnify and hold the Owners harmless against any loss or damage whatsoever arising out of the non-compliance by the Charterers with the obligations under this clause.

Furthermore Owners to indemnify the Charterers for loss and/or damage arising from the Owners’ failure to comply with the regulation as it has been outlined.

In the event the vessel is delayed, detained as a result of Charterers failure to comply with its obligations under this clause; in these instances vessel will remain On hire unless delays has been caused by the Owners breach of its obligations hereunder.

78. ISPS.

(a) (i) From the date of coming into force of the International Code for the Security of Ships and of Port Facilities and the relevant amendments to Chapter XI of SOLAS (ISPS Code) in relation to the Vessel and thereafter during the currency of this charter, the Owners shall procure that both the Vessel and “the Company” (as defined by the ISPS Code) shall comply with the requirements of the ISPS Code relating to the Vessel and the Company. Upon request the Owners shall provide a copy of the relevant International Ship Security Certificate (or the Interim International Ship Security Certificate) to the Charterers. The Owners shall provide the Charterers with the full style contact details of the Company Security Officer (CSO).

(ii) Except as otherwise provided in this charter, loss, damage, expense or delay, excluding consequential loss, caused by failure on the part of the Owners or the

Company to comply with the requirements of the ISPS Code or this Clause shall be for the Owners account.

(b) (i) The Charterers shall provide the CSO and or the Ship Security Officer (SSO)/Master with their full style contact details and, where sub-letting is permitted under the terms of this charter, shall ensure that the contact details of all sub-Charterers are likewise provided to the CSO and or the SSO/Master.

The Charterers shall provide the Owners with their full style contact details and, where sub-letting is permitted under the terms of the charter party, shall ensure that the contact details of all sub-Charterers are likewise provided to the Owners.

(ii) Except as otherwise provided in this charter, loss, damage, expense or delay, excluding consequential loss, caused by failure on the part of the Charterers to comply with this Clause shall be for the Charterers account.

(c)  Security guards posted on the vessel due to crew issues by the USCG will be for Owners’ account.

79. Drug and alcohol abuse.

The Exxon Drug and Alcohol Policy, blanket declaration is to be deemed a part of this charter. The Owners warrants such blanket declaration is registered with Exxon. The Owners further warrants that it has an active policy on drug and alcohol abuse, applicable to the vessel, in full force at all times which meets or exceeds the standards set down in the Oil Companies International Marine Forum Guidelines for the control of drugs and alcohol onboard ship. The policy will remain in effect during the term of this charter and will be fully complied with at all times.  The Charterers are not to be held responsible for any and all consequences of the Owners failing to comply with this clause.

80. Insurance and financial responsibility.

a) Owners warrant that, throughout Vessel’s service under this Charter, Owners shall have full and valid Protection and Indemnity Insurance (“P&I Insurance”) for the Vessel, as described in this clause, with the P&I Insurance placed with a P&I Club which is a member of the International Group of P&I Clubs.  This P&I Insurance and any Excess Insurance shall be at no cost to Charterers.

(b) The P&I Insurance must include coverage against liability for cargo loss and or damage and coverage against liability for pollution for an amount not less than US$1 Billion per incident.  Owners will also obtain any additional oil pollution insurance cover which becomes available, either through their P&I Club(s) or through underwriters providing first class security.

(c) Owners hereby warrant and represent that the insured value of the Vessel is [***].  Owners warrant that it has in full force and effect Hull and Machinery insurance placed through reputable Brokers on International Hull clauses, or equivalent, for the value of the Vessel with first class underwriters. Such insurance to be maintained for the duration of this Charter.

(d) Owners warrant that the Vessel carries on board a certificate (which will be maintained in effect throughout the duration of the charter) issued by Owners’ P&I Club in compliance with Article VII of the International Convention on Civil Liability for Oil Pollution Damage 1992 (and any amendments thereto). Any delay or consequences due to failure to have on board or to maintain in effect such certificate to be for Owners’ account.

(e) DELETED

(f) Nothing in this Charter shall prejudice Charterers’ rights to take such preventive measures in relation to pollution or threatened pollution as may be permissible under applicable laws and the rights and duties of Owners and Charterers herein shall be and remain subject to and in accordance with any such applicable law.

(g)   If requested by Charterers, Owners shall promptly furnish to Charterers proper evidence of such P&I Insurance and Hull & Machinery Insurance (including but not limited to certificates of Entry / Endorsement Slip) immediately upon entering into this Charter or at any time during the Charter term.

(h)   The Owners further guarantees to keep the vessel with un-expired classification in force at all time during the charter period and are to provide evidence of the same in accordance with this clause.

(i) Water Quality and FMC Clause

The Owners warrants to have, and to carry, on board the vessel the U.S. Federal Maritime Commission Certificate of Financial Responsibility and to comply with the U.S. Federal Water Pollution Control Act as amended by the Clean Water Act 1977(water pollution and any subsequent amendment thereto). The Owners are to provide evidence of Financial Responsibility in respect not only of oil but also of hazardous substance.

(j) State of California.

The Owners warrants that the vessel carries on board documentation of proof of financial responsibility satisfying requirements of the California Oil Spill Prevention and Response Act of 1990.

(k) I.T.O.P.F (revised Tovalop 1987)

The Owners warrants that it is a member of the International Tanker Owners Pollution Federation (I.T.O.P.F.) and that it will retain such membership during the entire period of the services of its vessel under this charter.

(l) I.S.M.

The Owners warrants that this vessel complies fully with the I.S.M. code and is in possession of a valid Safety Management Certificate and this will remain so for the entirety of her employment under this charter.

Without prejudice to any rights or remedies available under the terms of this charter or under English law, in the event of a breach of the above undertaking, any loss, damage, expense or delay following there from shall be for the Owners’ account and the Charterers shall have the absolute right to cancel this Charter if such breach is not rectified within three (3) days.

81. Oil pollution.

(a)           Subject to the terms of this Charter, as between Owners and Charterers, in the event of an oil pollution incident involving any discharge or threat of discharge of oil, oily mixture, or oily residue from the Vessel (the “Pollution Incident”), Owners shall have sole responsibility for responding to the Pollution Incident as may be required of the vessel interests by applicable law or regulation.

(b)           Without prejudice to the above, as between the parties it is hereby agreed that:

(i)             Owners shall indemnify, defend and hold Charterers harmless in respect of any liability for criminal fine or civil penalty arising out of or in connection with a Pollution Incident, to the extent that such Pollution Incident results from a negligent act or omission, or breach of this Charter by Owners, their servants or agents;

(ii)              Charterers shall indemnify, defend and hold Owners harmless in respect of any liability for criminal fine or civil penalty arising out of or in connection with a Pollution Incident, to the extent that such Pollution Incident results from a negligent act or omission, or breach of this Charter by Charterers, their servants or agents;

provided always that if such fine or penalty has been imposed by reason wholly or partly of any fault of the party seeking the indemnity, the amount of the indemnity shall be limited accordingly and further provided that the law governing the Charter does not prohibit recovery of such fines.

(c)           The rights of Owners and Charterers under this clause shall extend to and include an indemnity in respect of any reasonable legal costs and/or other expenses incurred by or awarded against them in respect of any proceedings instituted against them for the imposition of any fine or other penalty in circumstances set out in paragraph (b), irrespective of whether any fine or other penalty is actually imposed.

(d)           Nothing in this Clause shall prejudice any right of recourse of either party, or any defences or right to limit liability under any applicable law.

(e)           Owners warrants that the vessel will be able to trade to and from Canadian ports.

82. Extra insurance.

Owners warrants that any extra insurance, if any, due to the Vessel’s age shall be for the Owners’ account.

83. Hull and machinery value.

The value of hull and machinery insurance may be changed every year, however, such change to be understood as the adjustment of this type of vessel’s market value or as required by holders of the mortgage at that time only and Owners will inform Charterers of new value, if changed accordingly.

84. Air pollution.

Owners will comply with all applicable laws, regulations and ordinances by any national, state, regional or local, government having jurisdiction regarding air pollution.

85. Return insurance.

Charterers to have the benefit of any return insurance premium received by Owners from underwriters (as and when received from underwriters) by reason of the vessel being in port for a minimum period of 30 days, provided the vessel is on hire.

86. War risk and Piracy.

a)            Charterers shall not be liable for late redelivery under this charter resulting from seizure of the vessel by pirates.

b)            Owners shall not be allowed to claim blocking and trapping insurance.

c)             No contraband of war shall be shipped, but petroleum and/or its products shall not be deemed contraband of war for the purposes of this clause. Vessel shall not, however, be required, without the consent of Owners, which shall not be unreasonably withheld, to enter any port or zone which is involved in a state of war, warlike operations or hostilities, civil strike, insurrection or piracy whether there be a declaration of war or not, where it might reasonably be expected to be subjected to capture, seizure or arrest, or to be a hostile act by a belligerent power (the term “power meaning any de jure or de facto authority or any other purported governmental organization maintaining naval, military or air forces).

d)            For the purpose of this clause it shall be unreasonable for Owners to withhold consent to any voyage, route or port of loading or discharge if (i) insurance against all risks defined in paragraph c) is then available commercially or under a government program in respect of such voyage, route or port of loading or discharge and (ii) it continues to be customary tanker shipping industry practice for vessels to undertake such voyage, route or port of loading or discharge. If such consent is given by Owners, Charterers will pay the provable additional war risk premium of insuring the vessel against hull war risk in an amount equal to the value under her ordinary hull policy net of all discounts, rebates and no claims bonuses. The benefit of discounts, rebates and no claims bonuses on additional premiums received by Owners from their War Risks insurers, underwriters or brokers shall be credited to Charterers in full. Charterers shall reimburse Owners any amounts due under this clause upon receipt of Owners’ invoice, together with full supporting documentation including all associated debit and credit notes.

e)             If additional insurance for hull war risk is not obtainable commercially or through a government program, vessel shall not be required to enter or remain at any such port or zone.

f)             In addition, Owners may purchase at their own cost war risk insurance on ancillary risks such as loss of hire, freight, disbursements, etc. if they carry such insurance for ordinary marine hazards.

g)             Owners must submit all reimbursement claims together with all required supporting documents under this Charter to Charterers within 3 months of Owners being invoiced the relevant costs otherwise Owners’ claim shall be time-barred under this Charter.

h)            Where there is a conflict between the provisions of this clause 86 and clause 105, the provisions of clause 105 shall take precedence.

Bills of Lading, Documentation, Arbitration

87A. Letter of Indemnity and Bill of Lading.

If Charterers by facsimile, email or other form of written communication that specifically refers to this clause request Owners to discharge a quantity of cargo either:

a)           Without Bills of Lading and/or;

b)           at a discharge place other than that named in a Bill of lading and/or;

c)           that is different from the Bill of Lading quantity;

In consideration of Owners complying with Charterers’ specific instructions, as above, Charterers shall, upon giving formal notification to Owners, invoke Owners’ P and I Club Letter of Indemnity Wording for such activity. Owners’ P and I Club Letter of Indemnity Wording are always to be issued without a bank guarantee.

Owners’ blanket Letter of Indemnity wordings are to have been provided by Owners prior to delivery under this Charter and are incorporated into this Charter. Charterers always have the option to invoke the same as and when necessary either verbally or by facsimile or email to the Owners and when invoked, the Letter of Indemnity is deemed to have been issued by Charterers with the relevant cargo quantity, description of cargo, vessel’s name and receiver’s name (as given in the relevant voyage/discharge instructions to the vessel) incorporated into such Letter of Indemnity and, therefore, to be in full force and effect on each and every occasion when discharge as aforesaid takes place.

Such indemnity shall automatically be null and void upon presentation of the relevant Bill of Lading, or 12 (twelve) months after completion of discharge of cargo to which such indemnity is relevant.

87B. Electronic Bills of Lading.

Notwithstanding anything contained in this Charter, Charterers may require Owners to sign up to an electronic document trading platform system that is approved by Owners P&I Club so that Owners can, upon instructions from Charterers, issue and sign in electronic form and transmit electronically any bill of lading, waybill, delivery order, certificate or other document (each, an “eDoc”) issued pursuant to, or in connection with, this Charter (whether or not signed on behalf of Owners or Charterers or any sub-charterers). It is expressly agreed that any applicable requirement of law, contract, custom or practice that any bill of lading, waybill, delivery order, certificate or other document or communication issued pursuant to this Charter shall be made or evidenced in writing, signed or sealed shall be satisfied by such eDoc and the parties agree not to contend in any dispute arising out of or in connection with any eDoc or any eDoc which has been converted to paper that such eDoc is invalid on the grounds that it is not in writing or that it is not equivalent to an original paper document signed by hand, or, as the case may be, sealed.

Charterers agree to hold Owners harmless in respect of any liability, cost or expense arising from the use of any electronic trading system, to the extent that such liability, cost or expense would not have arisen under a paper trading system.

88. New paramount.

Charterers shall endeavor to ensure that all Bills of Lading issued pursuant to this charter shall contain the following clauses:

1. Subject to sub-clauses (2) or (3) hereof, this Bill of Lading shall be governed by, and have effect subject to, the rules contained in the International Convention for the Unification of Certain Rules relating to Bills of Lading signed at Brussels on 25th August 1924 (hereafter the “Hague Rules”) as amended by the Protocol signed at Brussels on 23rd February 1968 (hereafter the “Hague Visby Rules”).

Nothing contained herein shall be deemed to be either surrender by the carrier of any of his rights or immunities, or any increase of any of his responsibilities or liabilities under the Hague-Visby Rules.

2. If there is governing legislation that applies the Hague Rules compulsorily to this Bill of Lading to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hague Rules. Nothing herein contained shall be deemed to be either surrender by the carrier of any of his rights or immunities, or an increase of any of his responsibilities or liabilities under the Hague Rules.

3. If there is governing legislation that applies the Hamburg Rules compulsorily to this Bill of Lading to the exclusion of the Hague-Visby Rules, then this Bill of Lading shall have effect subject to the Hamburg Rules. Nothing herein contained shall be deemed to be either surrender by the carrier of any of his rights or immunities, or an increase of any of his responsibilities or liabilities under the Hamburg Rules.

If any term of this Bill of Lading is repugnant to the Hague-Visby Rules, or Hague Rules or Hamburg Rules, if applicable, such term shall be void to that extent, but no further.  Nothing in the Bill of Lading shall be constructed as in any way to restrict, exclude or waive the right of any of the relevant parties or person to limit liability under any available legislation and or law.

89. Arbitration (London Maritime Arbitrators’ Association).

This Charter is governed by English law and the provisions of clause 20 of the Pool Agreement for the vessel shall apply to this Charter as if the same was set out in full, mutatis mutandis, herein.

90. Onboard blending / Commingling.

Charterers shall have the right to perform onboard blending and/or commingling of cargo whilst loading or during sea passage, being two or more grades, over the designated cargo tanks to be loaded. Vessel’s staff shall ensure that proper stability maintained during the entire operation. Charterers’ nominated cargo inspector to supervise such onboard blending and vessel’s staff is to follow the inspector’s recommendations. In the absence of Charterers’ cargo inspector, Owners to follow Charterers’ instructions subject to ship’s safety. Charterers will issue L.O.I. in Owners P&I Club wording.

91. Dye / Additive.

In case Charterers request additive to be added to a cargo while in the vessel’s cargo tanks Owners will accept to do the operation provided it is proper/permissible and within the industry practice and Charterers to provide a LOI to that effect agreeable to Owners. Charterers have the option to add ‘liquid dye’ to cargo in vessel’s tanks just prior to the commencement of discharge at their risk and expense. The time and cost for the dye shall be for Charterers’ account. The dye can only be added with total compliance under the full instruction and supervision of the Master and/or Chief Officer who will always have final authority to how the dye is added. Charterers to indemnify Owners as per Owners’ P&I Club wording for adding dye. Owners’ standard instructions for adding dye to cargo which Charterers to comply in full.

All dye must only be added under direct supervision of Master and /or Chief Officer.

Miscellaneous

92. Smuggling.

Any delays, expenses and/or fines incurred on the account of smuggling to be for Owners’ account if caused by the Master, Officers, Crew or Owners’ servants.

93. Third Party Arrest Clause.

In the event of arrest (by a party other than authorities at home or abroad) or other sanction levied against the vessel or the Charterers arising out of the Owners’ breach or any fault of the Owners or out of any incident in which Charterers are not at fault, the Owners shall immediately and, forthwith upon receiving notice of the arrest of the vessel or of its detention in exercise or purported exercise of any lien or claim, procure its release by providing bail or otherwise as the circumstances may require and agree to assume full responsibility for all penalties, claims from cargo receivers, sub charterers and other third parties arising due to such event of arrest or other sanction and for putting up security and the vessel shall be considered off-hire during any delay or detention arising therefrom. Owners shall further be liable for all consequential losses caused by an arrest, seizure, detention or other claims against the vessel arising out of any matters in which Charterers are not at fault.

94. Detention Clause.

Should the vessel be seized or detained by any authority, or arrested at the suit of any party having or purporting to have a claim against the vessel or having or purporting to have any interest in the vessel, hire shall not be payable in respect of any period during which the vessel is not fully at the Charterers’ use and all extra expenses shall be for the Owners’ account and Owners shall immediately and, forthwith upon receiving notice of the arrest of the vessel or of its detention in exercise or purported exercise of any lien or claim, procure its release by providing bail or otherwise as the circumstances may require and will also be responsible for claims from cargo receivers, sub charterers and other third parties arising due to such event of seizure, detention or arrest and, unless such seizure, detention or arrest is occasioned by any personal act or omission or default of the Charterers or their agents or by reason of cargo carried. Owners shall further be liable for all consequential losses caused by an arrest, seizure, detention or other claims against the vessel arising out of any matters in which Charterers are not at fault.

95. Vaccination Clause.

Owners are to arrange at its expense for the Master, Officer and Crew of the vessel, to hold valid vaccination certificates against yellow fever, cholera, as per International Health Regulations 1969 or any other future legislation and subsequent amendments, upon delivery of the vessel and throughout the time charter period. Any other vaccination requirement, which may come up from time to time throughout the world and are relevant to the vessel’s trading, shall be carried out at Owners’ expense.

96. Clean Ballast Clause.

Throughout the duration of this charter, the vessel is always to arrive at all load port(s) with clean ballast only.

97. Notice Of Readiness (NOR) Clause.

At every load port and discharge port, throughout the duration of this time charter, the vessel shall tender her NOR immediately on arrival in the customary way. Until such time as the vessel is all fast at the berth/jetty, the Master shall re-tender vessel’s NOR, daily, at 09:00 hours local time, to all parties if so instructed in the Charterers’ load/discharge orders.

The text of subsequent daily NOR, as above, to be:

“Without prejudice to original NOR tendered                     Hrs on                     20         (to be completed as appropriate), on vessel’s arrival, please be advised that my vessel is/remains ready in all respects to commence loading/discharging (delete as appropriate) of the cargo of                     (complete as appropriate)”.

98. Slop Clause.

The vessel shall have efficient and safe means of transferring engine room / pump room bilge liquids to designated holding tanks on board for disposal in accordance with international regulations.

99. Gauges Clause.

The vessel to be equipped with closed venting, gauging and sampling systems and cargo tanks to be equipped with high level alarms. Sufficient portable pressure gauges to be on board all times for the manifolds.

100. Slow Steam.

Owners agree to allow Charterers to issue orders to slow down the vessel consistent with safe operation of the vessel and its machinery on ballast and / or laden passage.

101. Oil Pollution Prevention.

Owners shall instruct the Master to retain on board all oily residues of oil of a persistent nature remaining in the vessel from the previous cargo. The Master shall, during tank washing, collect the washing into one cargo compartment and after maximum separation of the free water, discharge the water so separated overboard as permitted by MARPOL regulations so as not to conflict with any applicable local laws. The Master shall keep the Charterers notified of estimated tonnage of all segregated tank washings from previous cargoes.

102. U.S. Compliance Clause.

Owners warrants and guarantees that it and the vessel are not in any way directly or indirectly owned, controlled by or related to any Cuban, North Korean, Iranian, Serbian or Montenegro interests.

103. Baltic Navigation Clause.

Before entering Baltic waters vessel to have all navigation aids in perfect condition and while in the Baltic and / or Finnish Gulf strictly observe all regulations and recommendations. No oil or oily residues or wastes to be let overboard into the sea whilst in the Baltic or in the Gulf of Finland.

104. Low Sulphur Fuel Clause.

(a) Owners warrant that the vessel will be fitted with the required piping, tanks and equipment to comply with Marpol Annex VI requirements and have on board procedures to carry out and comply with the change to and from Low Sulphur Fuel (LSF) (or MDO as the area may require) in the Sulphur Emission Controlled Areas (SECAs) as stipulated in Marpol Annex VI and/or zones regulated by regional and/or national authorities such as, but not limited to, the EU and the US Environmental Protection Agency. Owners undertake that they will comply with any worldwide regional and international regulations in regards to bunker quality, bunker specifications, supply and any technical, mechanical issue throughout the duration of the time charter.

(b) Charterers will ensure and arrange for the supply of sufficient LSFO or MDO, at all times necessary to trade in SECA. Any time lost or deviation as a result of supplying or waiting for supply of such fuels shall be for the Charterers account and shall not be considered off-hire and any and all expenses shall be for Charterers account.

(c) Charterers shall not otherwise be liable for any loss, delay, fines, costs or expenses arising or resulting from Owners’ breach of its obligations under this clause 104 and/or non-compliance with bunker regional and international regulations or the vessel’s failure to comply with Regulations 14 and 18 of Marpol Annex VI, which shall be for Owners account.

105. Gulf Of Aden and Indian Ocean Clause.

Please refer to clauses 14.4 and 14.5 of the Pool Agreement for the vessel.

106. Fame Clause.

[DELETE]

107.  Breach of Warranty Clause.

Should Owners be in breach of any of their warranties or representations under this charter, Charterers may put Owners on notice. In the absence of any express provision relating to such specific breach in this charter, Owners have 30 days thereafter to rectify the breach, failing which the vessel will be considered as off-hired. If such an offhire continues for another 10 days, Charterers shall have the option to terminate the CP without penalty to any party.

108. Vegoil Cargoes - Load over the top.

[DELETE]

109. Vegetable Oils Carriage.

[DELETE]

110. Switching of bills of lading.

Charterers shall have the option of switching bills of lading. The procedure will be as below:

a.                            Charterers to confirm that full set of first original bills of lading which are to be re-issued are in Charterers’ custody;

b.                            The full set of the first original bills of lading (full set 3/3) are to be marked ‘null and void’ and sent by fax/email to Owners;

c.                             The original cancelled bills of lading are to be couriered to Owners;

d.                            Specimens of the new bills of lading are to be faxed to Owners for their comments/approval;

e.                             upon receipt by Owners’ representative at the Charterers’ requested port of the full and complete set of relevant original cancelled bills of lading, Owners will then revert with their written authorisation for Charterers to be issued a new set of original bills of lading, in accordance with the specimen faxed copy.

111. Storage Clause.

Charterers shall have the option to instruct the vessel to remain idle, at a safe place, at anchor or drifting for a continuous period not exceeding 180 days. If this option is exercised, any bottom cleaning due to excessive fouling required will be for Charterers account. Furthermore if this option is exercised, Charterers shall reimburse Owners for hull cleaning but only if the anti-fouling paint cycle is current and not overdue.

112. Vessel Inspection Clause.

(a) The on-hire survey shall be held at the last port of call prior to delivery to Charterers. The off-hire survey shall be held at the last port of call prior to redelivery to Owners. The costs of both surveys shall be split fifty/fifty (50/50) between Owners and Charterers and shall be conducted by an independent surveyor acceptable to both parties.

(b) In addition to the joint on-hire/off-hire surveys and further to their rights of inspection as set out elsewhere in this Charter, Charterers’ right to make such inspection of the vessel as they may consider necessary includes but is not limited to the right to place on board the vessel an inspector, surveyor and/or representative to inspect and/or test:

(i) the vessel’s hull, machinery and equipment and living spaces;

(ii) the vessel’s operational procedures both in port and at sea; and

(iii) the vessel’s certificates, records and documents,

to determine whether Owners are complying in all respects with their obligations and that the vessel is in full compliance with international, national, state or local conventions, laws, regulations and ordinances currently in force or which may come into force in respect of the waters and trading areas to which the vessel may be ordered during the Charter period. Any delay caused by such inspection or test will be for Charterers’ account but any repair or delay by reason of Owners’ non-compliance will be for Owners’ account.

(c) Charterers shall also have the right to require inspection of the vessel’s tanks at loading and/or discharging ports to ascertain the condition of the tanks, the quality of the cargo, water and residues on board. In that respect Charterers’ inspector, surveyor and/or representative has the right to ullage, inspect and take samples from the vessel’s cargo tanks, bunker tanks, void spaces and other non-cargo tanks. Depressurisation of the tanks to permit such inspection and/or ullaging shall be carried out under the supervision of the vessel’s Master in accordance with the recommendations in the latest edition of the International Safety Guide for Oil Tankers and Terminals.

(d) Charterers are further entitled from time to time during the Charter period on reasonable notice to arrange for their representative(s) to attend Owners’ offices or the offices of Owners’ managers or managing agents as the case may be in order to audit, assess and/or investigate Owners’ safety management system, policies, management, crewing and operations in relation to the services to be provided by the vessel under this Charter.

(e) Whether or not Charterers exercise their rights under this clause no action or inaction on their part (including any action or inaction taken following an exercise of a right under this Clause) shall be deemed to be a waiver of their rights and shall be without prejudice to Charterers’ rights and remedies including under clause 3.

113. Turkish Customs.

If the vessel is discharging cargo in a Turkish port and there is any short or overlanded cargo issue with the Turkish customs, Charterers are to take up the matter with the loadport agents and arrange for the issue of a quantity correcting document or other similar document required by the Turkish customs. All costs, delays etc associated with the above to be for Charterers account, provided the vessel has discharged her full cargo and obtained a dry tank certificate.

114. EU Advance Cargo Declaration Clause.

(a) If the vessel loads cargo in any EU port or place destined for a port or place outside the EU or loads cargo outside the EU destined for an EU port or place, Charterers shall comply with the current EU Advance Cargo Declaration Regulations (the Security Amendment to the Community Customs Code, Regulations 648/2005; 1875/2006; and 312/2009) or any subsequent amendments thereto and shall undertake the role of carrier for the purposes of such regulations and in their own name, time and expense shall:

(i) Have in place an EORI number (Economic Operator Registration and Identification);

(ii) Provide Owners with a timely confirmation of (i) above as appropriate; and

(iii) Submit an ENS (Entry Summary Declaration) cargo declaration electronically to the EU Member States’ Customs and provide the Owners at the same time with a copy thereof.

(b) Charterers assume liability for and shall indemnify, defend and hold harmless Owners against any loss and/or damage whatsoever (including consequential loss and/or damage) and/or any expenses, fines, penalties and all other claims of whatsoever nature, including but not limited to legal costs, arising from Charterers’ failure to comply with any of the provisions of sub-clause (a). Should such failure result in any delay then, notwithstanding any provision in this Charter Party to the contrary, the Vessel shall remain on hire.

(c) The assumption of the role of carrier by Charterers pursuant to this Clause and for the purpose of the EU Advance Cargo Declaration Regulations shall be without prejudice to the identity of carrier under any bill of lading, other contract, law or regulation.

115. Dry Docking Clause.

(a) No drydocking shall be undertaken by the Owners during the period of this Charter Party unless mutually agreed, unless the drydocking is necessary to maintain vessel’s seaworthiness, in which case the vessel shall be off-hire from the time vessel received free pratique on arrival, if in ballast, or upon completion of discharge of cargo, if loaded, until the vessel is again ready for service and presented at the Charterers’ discharging and/or loading place.

In case of drydocking at a port other than where the vessel is to load, discharge or bunker under the Charterers’ orders the following time and bunkers shall be deducted from hire:

Total time and bunkers including repair, port call for the actual voyage from last port of call under the Charterers’ orders to the next port of call under the Charterers’ orders less theoretical voyage time and bunkers for the direct voyage from said first port of call to said next port of call. Theoretical voyage will be calculated on the basis of the sea buoy distance at the warranted speed and consumption.

(b) In the event that gas freeing of certain tanks is required in connection with drydocking, the Charterers’ will reimburse Owners for a maximum of 48 hours towards the additional time of gas freeing to the standard required for entry into drydock for cleaning and painting the hull. Any time spent for such gas freeing in excess of 48 hours to be for Owners account. Such gas freeing time commences when the vessel is released to the Owners for the purposes mentioned in this clause and terminates when the tanks are gas-freed to the above required standard. For the avoidance of doubt, all fuel consumed and related gas-freeing expenses shall be for Owners account.

(c) Charterers and Owners to mutually cooperate for economic dry docking of the vessel. Owners to provide minimum 90 days advance notice of any drydocking while Charterers to make best endeavours to bring the vessel to a trading range where drydocking can be undertaken in a shipyard suitable for Owners’ requirements.

116. Insolvency of Owners.

In the event of the potential application of both, or a conflict between, admiralty and insolvency/ bankruptcy jurisdiction, the parties expressly agree that admiralty jurisdiction shall pre-empt insolvency/ bankruptcy jurisdiction with respect to the rights and obligations of the parties under this Charter, and with respect to enforcing maritime lien or attachment rights. In the event that Owners, its parent or affiliated companies file for insolvency / bankruptcy protection, the parties expressly agree that this Charter and any and all liens that Owners otherwise possess with respect to bunkers and cargo terminate, and ownership interest reverts to Charterers at 0001 hours on the date of such filing. In that event, Owners remain a bailee of the bunkers and cargo, and as such are obligated to safely discharge same into Charterers custody. Owners also stipulate that Charterers are entitled to recover possession of the bunkers and cargo for purposes of Admiralty Supplemental Rule D or other equivalent legislation or regulation in any other jurisdiction.

117.  Sanctions Clause.

Owners represent, warrant, guarantee and undertake that:

(a)	Owners are not a target of Sanction or a Sanctioned Entity;
(b)	the vessel is not a target of Sanction or a Sanctioned Entity; and
(c)

to the best of their knowledge, after having made due enquiries, none of the operational manager, the technical manager nor any owners above the Owners in the chartering chain of the vessel (if applicable), nor the registered owner nor the ultimate beneficial owners of the vessel are Sanctioned Entities or a target of Sanction.

For the purposes of this clause 117:

“Sanction” means any sanction, regulation, statute, official embargo measures or any ‘specially designated nationals’ or ‘blocked persons’ lists, or any equivalent lists maintained and imposed by the United Nations, the European Union, the United States Department of Treasury’s Office of Foreign Assets Control. the United States Department of State or any replacement or other regulatory body enforcing economic and trade sanctions legislation in such countries or by any supranational or international governmental organization; and

“Sanctioned Entity” means any entity, being an individual, corporation, company, vessel, association or government, who or which:

(x) is target of a Sanction; or

(y) is subject to a sanction or is directly or indirectly owned by any entity who is subject to a Sanction.

Notwithstanding anything to the contrary herein, nothing in this Charter is intended, and nothing herein should be interpreted or construed, to induce or require Charterers to act in any manner (including failing to take any actions in connection with a transaction) which is inconsistent with or prohibited under any Sanction.

In the event it is or becomes unlawful under the laws of any jurisdiction for Charterers in their respective judgment to perform any of their obligations under this Charter by reason of the provisions of this clause 117 or in the event that the Owners and/or the vessel become the target of Sanction or become a Sanctioned Entity, Charterers may immediately terminate the Charter and redeliver the vessel forthwith, without incurring any liability.

118. Ebola Clause.

(a) If the Vessel proceeds to or through any port, place, area or zone, or any waterway or canal (hereinafter called an “Area”) exposed to the risk of Ebola the Owners shall have the liberty, but not the obligation:

(i) to take reasonable preventative measures to protect the Vessel, her crew and cargo including but not limited to furnishing the crew with necessary personal protective gear at charterers time and cost, (PPG) as follows:

1.             Sufficient disposable Tyvek coveralls

2.             Antibacterial face masks

3.             Disposable shoe covers

4.             Nitrile or latex gloves

5.             Antibacterial wash

6.             Remote-sensing infrared thermometer

7.             Disposable dining utensils

8.             Additional food for stevedores

(ii) to comply with the orders, directions or recommendations of any underwriters who have the authority to give the same under the terms of the insurance;

(iii) to comply with all orders, directions, recommendations or advice (including all updates to such orders, directions, recommendations or advice) given by the Government of the Nation under whose flag the Vessel sails, or other Government to whose laws the Owners are subject, or any other Government, body or group, including military and/or health authorities, whatsoever acting with the power to compel compliance with their orders or directions. Where such orders, directions, and recommendations vary, Owners shall, if they chose to comply with them, be at liberty, acting reasonably, to decide which orders, directions, and recommendations, if any, they comply with; and

(iv) to comply with the terms of any recommendation of the World Health Organization and/or the United States National Institute of Health Center for Disease Control, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the recommendations, orders or directions of those who are charged with their enforcement. Where such orders, directions, and recommendations vary, Owners shall, if they chose to comply with them, be at liberty, acting reasonably, to decide which orders, directions, and recommendations, if any, they comply with.

(b) Costs and hire

(i) If the Vessel proceeds to or through an Area where, due to risk of Ebola, additional costs will be incurred including but not limited to preventative measures to avoid Ebola, such directly related, documented and reasonable costs which are approved in advance by the Charterers shall be for the Charterers’ account. Any time and expenses incurred waiting for quarantine or at the load/discharge port(s) and or used in taking measures to minimise risk in both cases up to 21 days after the vessel’s arrival, shall be for the Charterers’ account;

(ii) If the Owners become liable under the terms of employment to pay to the crew any bonus or additional wages in respect of sailing into an area which is dangerous in the manner defined by the said terms, then any bonus or additional wages paid in accordance with the International Transport Workers’ Federation and the International Bargaining Forum framework agreement shall be reimbursed to the Owners by the Charterers;

(iii) If the underwriters of the Owners’ insurances require additional premiums, or additional insurance cover is necessary, because the Vessel proceeds to or through an Area exposed to risk of Ebola, then such additional insurance costs shall be reimbursed by the Charterers to the Owners;

(iv) Owners must submit all reimbursement and expense claims together with all required supporting documents under this clause to Charterers within one (1) month after the completion of final discharge of the relevant voyage otherwise Owners’ claim shall be time-barred under this clause. All payments arising under sub-clause (b) shall be settled within fifteen (15) days of receipt of Owners’ supported invoices.

(c) Notwithstanding the terms of clause 21, hire shall be paid for time lost from Ebola including any time lost owing to loss of or sickness to the Master, Officers, crew or passengers from Ebola PROVIDED that no hire shall be payable in respect of any time lost due to the action of the Crew in refusing to proceed to a place where there has been any actual, threatened or reported cases of Ebola. Such delay shall be limited to seven (7) running days for Charterer’s account. If any crew is found to have contracted Ebola any and all expenses, including death benefits due under the collective bargaining agreement (CBA) shall be for the account of the Charterers.

(d) If the Vessel is affected or detained by reason of suspected or actual Ebola in the load/discharge port Owners shall keep the Charterers closely informed of the efforts made to have the Vessel released.

/s/ Dean Scaglione		/s/ Daniel Chu
GMR NEPTUNE LLC	Dean Scaglione	VL8 POOL INC	Daniel Chu
	Director		Director

END OF CHARTER PARTY TERMS AND CONDITIONS

APPENDIX 3.2

TIME CHARTER PARTY

[NOT APPLICABLE]

THE FOLLOWING FIXTURE CONCLUDED AS PER DETAILS BELOW:

CHARTER PARTY DATE:	[ ]

DISPONENT OWNER:	[ ]

CHARTERERS:	VL8 POOL INC.

VESSEL:	[ ]

HIRE RATE:	Zero Hire but without prejudice to V8 Pool Inc’s obligation to pay distributions to the Disponent Owner in accordance with clause 8 of the Pool Agreement for the Vessel.

LAYCAN:	[ ]

All other terms and conditions as per head tcp dated [              ] between [    ]and [              ] (as attached) with logical amendments.

Disponent owner	Charterers